UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ____)
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Filed by a party other than the Registrant:  [   ]
Check the appropriate box:
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[X]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to §240.14a-12
LAKELAND FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)
_______________________________________________
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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 P.O. Box 1387  • Warsaw, Indiana 46581  • (574) 267-6144

March 4, 2021

Dear Shareholder:

On behalf of the Board of Directors and management of Lakeland Financial Corporation, we cordially invite you to attend the annual meeting of shareholders of Lakeland Financial Corporation to be held by live webcast at 4:30 p.m. (Eastern Time) on April 13, 2021.

This year we are again using the Securities and Exchange Commission rule that allows us to furnish over the Internet our proxy statement, our 2020 annual report to shareholders, a copy of our annual report on Form 10-K and voting instructions to shareholders. This means that, unless you have previously requested to receive only printed materials, you will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. By delivering proxy materials electronically to our shareholders, we can reduce the costs and environmental impact of printing and mailing our proxy materials. Please visit www.proxyvote.com for more information about the electronic delivery of proxy materials.

There are a number of proposals to be considered at the meeting. Our Nominating and Corporate Governance Committee has nominated twelve persons to serve as directors, each of whom is an incumbent director. If elected, each director would serve a one-year term. Additionally, we have included a non-binding advisory proposal on the compensation of certain executive officers. Finally, our Audit Committee has selected, and shareholders will be asked to ratify the selection of, Crowe LLP to continue as our independent registered public accounting firm for the year ending December 31, 2021.

We recommend you vote your shares “FOR” each of the director nominees, “FOR” the approval of the compensation of our executive management as described in the proxy statement, and “FOR” the ratification of our accountants.

We encourage you to attend the virtual meeting. However, whether or not you plan to attend the meeting, please take the time to vote by following the instructions provided on the notice as soon as possible. This will ensure that your shares are represented at the meeting.

We look forward with pleasure to seeing you at the meeting.

Very truly yours,

David M. Findlay President and Chief Executive Officer

 P.O. Box 1387  • Warsaw, Indiana 46581  • (574) 267-6144

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 13, 2021

To the Shareholders:

The annual meeting of the shareholders of Lakeland Financial Corporation will be held by live webcast on Tuesday, April 13, 2021, at 4:30 p.m. (Eastern Time) for the following purposes:

1.	to elect the 12 director nominees named in the accompanying proxy statement;

2.	to approve a non-binding advisory proposal on the compensation of certain executive officers, otherwise known as a “say-on-pay” proposal;

3.	to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Shareholders will be able to attend the meeting online, vote their shares electronically and submit their questions during the meeting by visiting: www.virtualshareholdermeeting.com/LKFN2021. Only shareholders of record on our books at the close of business on February 22, 2021, the record date for the annual meeting, will be entitled to vote at the annual meeting. In the event there is an insufficient number of votes for a quorum, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.

By order of the Board of Directors,

J. Rickard Donovan
Secretary

Warsaw, Indiana
March 4, 2021

LAKELAND FINANCIAL CORPORATION
__________________________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 13, 2021
_______________________________

This proxy statement is being furnished to our shareholders in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be used at the annual meeting of shareholders to be held by live webcast on Tuesday, April 13, 2021 at 4:30 p.m. (Eastern Time), or at any adjournments or postponements of the meeting. Our summary annual report to shareholders, including consolidated financial statements for the fiscal year ended December 31, 2020, and a copy of our annual report on Form 10-K, which we have filed with the Securities and Exchange Commission (the “SEC”), are also available. These proxy materials are first being made available or distributed to shareholders on or prior to March 4, 2021.

ABOUT THE MEETING

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, unless the context otherwise requires, the terms “Lakeland Financial,” “the Company,” “we,” “our” and “us” all refer to Lakeland Financial Corporation and its direct and indirect subsidiaries.
How can I attend the annual meeting?
In order to make the meeting available for more people to attend, and to support the health and well-being of our shareholders and employees during the ongoing COVID-19 pandemic, our annual meeting will be held solely by means of a live webcast this year. If you were a shareholder of record as of February 22, 2021, the record date for the annual meeting, you will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by:
1.	visiting: www.virtualshareholdermeeting.com/LKFN2021 at the date and time of the meeting, and
2.	entering the control number found on your proxy card, voting instruction form, or notice you previously received.
If you are not eligible to participate in the meeting, you may listen to a webcast of the meeting by visiting www.virtualshareholdermeeting.com/LKFN2021 and logging on as guest. Guests will not be able to ask questions or vote at the meeting.
Whether or not you plan to attend the meeting, please take the time to vote by following the instructions provided on the notice as soon as possible. This will ensure that your shares are represented at the meeting.
Why did I receive access to the proxy materials?
We have made the proxy materials available to you over the Internet because according to our records, on February 22, 2021, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the annual meeting. It also gives you information concerning those matters to assist you in making an informed decision.
When you vote pursuant to one of the methods set forth herein, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you instruct, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.

If you appointed the proxies to vote your shares and an issue comes up for a vote at the meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.
Why did I receive a notice regarding the Internet availability of proxy materials instead of paper copies of the proxy materials?
We are using the SEC notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or prior to March 4, 2021, we sent our shareholders (other than those who had previously requested to receive only printed copies of our proxy materials) by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.
What matters will be voted on at the meeting?
You are being asked to vote on:
•	the election of the 12 director nominees named in this proxy statement for a one-year term expiring at our annual meeting of shareholders in 2022;
•	a non-binding advisory proposal to approve the compensation of certain executive officers, which we refer to as the “say-on-pay proposal;” and
•	the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the 2021 fiscal year.
These matters are more fully described in this proxy statement.
If I am the record holder of my shares, how do I vote?
You may vote by:
• telephone;
• Internet;
• completing, signing, dating and mailing the proxy card you received in the mail if you received or requested paper copies of the proxy materials; or
• at the meeting, through the webcast interface.
If you vote using one of the methods described above, your shares will be voted as you instruct.
If you sign and return your proxy card or vote over the Internet or by telephone without giving specific voting instructions, the shares represented by your proxy card will be voted:
• “FOR” all nominees named in this proxy statement; and
• “FOR” each of the other proposals described in this proxy statement.
Although you may vote by mail, we ask that you vote instead by Internet or telephone, which saves us postage and processing costs.
You may vote by telephone by calling the toll-free number specified on your notice card or by accessing the Internet website referred to on your notice card, in each case by following the preprinted instructions on the notice card. Votes submitted by telephone or Internet must be received by 11:59 p.m. on Monday, April 12, 2021. The giving of a proxy by either of these means will not affect your right to vote at the meeting if you decide to attend the meeting.
If you want to vote at the meeting, please attend the webcast at the date and time of the meeting. Anyone who wants to vote at the meeting will have the opportunity to do so. Please note, however, that if your shares are held in the name of a broker or other nominee (or what is usually referred to as “street name”), you will need to arrange to obtain a proxy from the record holder in order to vote at the meeting. Even if you plan to attend the annual meeting, we ask that you complete and return your proxy card in advance of the annual meeting in case your plans change.
If I hold shares in the name of a broker or other nominee, who votes my shares?
If you are a beneficial owner and a broker or other nominee is the record holder, then you received access to these proxy materials from the record holder. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.
Under applicable stock exchange rules, brokers and other nominees may generally vote on routine matters, such as the ratification of an independent registered public accounting firm, without your direction, but cannot vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. The election of directors, and the say-on-pay proposal are considered non-routine matters. If your broker or other nominee does not receive instructions from you on how to vote your shares on these matters, your broker or other nominee will return the proxy card to us indicating that he or she does not have authority to vote. This is generally referred to as a “broker non-vote.”
We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures.
What does it mean if I receive more than one notice or proxy card?
It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers or other nominees. To vote all of your shares by proxy, please follow the separate voting instructions that you received for your shares of common stock held in each of your different accounts.
What if I change my mind after I submit my voting instructions?
If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
• timely submitting another proxy via the telephone or Internet;
• signing another proxy card with a later date and returning that proxy card to us;
• sending notice to us that you are revoking your proxy; or
• voting at the meeting through the webcast interface.
If you hold your shares in the name of your broker or other nominee and desire to change your instructions on how to vote your shares, you will need to contact that party.
How many shares must be represented in order to hold the annual meeting?
A majority of the shares that are outstanding and entitled to vote as of the record date must be present at the meeting or by proxy at the meeting in order to hold the meeting and conduct business.
Shares are counted as present at the meeting if the shareholder either:
• is present and votes at the meeting; or
• has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).
On February 22, 2021, the record date, there were 25,761,099 shares of common stock issued and outstanding. Therefore, at least 12,880,550 shares need to be present at the annual meeting for a quorum to be present.

What happens if a director nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than 12 nominees. As of the date of this proxy statement, we have no reason to believe any nominee will be unable to stand for re-election.
What options do I have in voting on each of the proposals?
You may vote “FOR” or “WITHHOLD” with respect to each director nominee, and “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals described in this proxy statement, and on any other proposal properly brought before the meeting.
How many votes may I cast?
You are entitled to cast one vote for each share of stock you owned on the record date.
How many votes are needed for each proposal?
Each director nominee will be elected by a plurality of the votes cast by the shares entitled to vote at the meeting. Each of the say-on-pay proposal and the auditor ratification proposal will be approved, by a majority of the votes cast with respect to such nominee or such proposal.
Please note that the election of directors, and the say-on-pay proposal are each considered “non-routine matters” under applicable law and stock exchange rules. Consequently, if your shares are held by a broker or other nominee, it cannot vote your shares on these matters unless it has received voting instructions from you. In addition, please note that because the say-on-pay proposal is an advisory vote, it will not be binding upon the Board or the Compensation Committee.
Abstentions, withheld votes and broker non-votes, if any, will not be counted as votes cast, but will count for purposes of determining whether or not a quorum is present. Accordingly, so long as a quorum is present, (i) withheld votes and broker non-votes will have no effect on the election of any director nominee, and (ii) abstentions and broker non-votes will have no effect on the approval of the say-on-pay proposal or auditor ratification proposal.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.
Who bears the cost of soliciting proxies?
We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Lakeland Financial may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The Board has adopted guidelines on significant corporate governance matters that, together with our Code of Conduct and other policies, create our corporate governance standards. You may view the Corporate Governance Guidelines and our committee charters and other policies in the Investor Relations section of our website at www.lakecitybank.com.

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of Lakeland Financial, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which convenes at least six times a year, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Findlay, our President and Chief Executive Officer, Ms. O’Neill, our Chief Financial Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants). All members of our Board also serve as members of the Board of Directors of Lake City Bank, our wholly owned bank subsidiary.

With the exception of Mr. Findlay, who is an executive officer, our Board has determined that all of our current directors are “independent,” as defined by the listing rules of the Nasdaq Stock Market, or Nasdaq, and we have determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The Board has established an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee, among other committees. Lake City Bank’s board has established a Corporate Risk Committee.

Our Board held seven meetings during 2020. All of the incumbent directors attended at least 75% of the Board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. All of our current directors attended last year’s annual meeting.

BOARD COMMITTEES AND MEMBER COMPOSITION DURING 2020

Director	Independent	Audit	Compensation	Corporate Risk(3)	Nominating and Corporate Governance
Blake W. Augsburger	Yes		Vice Chair		Chair
Robert E. Bartels, Jr.	Yes	X			Vice Chair
Darrianne P. Christian	Yes			Vice Chair
Daniel F. Evans, Jr.	Yes		X		X
David M. Findlay	No			X
Thomas A. Hiatt	Yes		X		X
Michael L. Kubacki(1)	Yes			X
Emily E. Pichon	Yes	X	Chair
Steven D. Ross	Yes	X		X
Brian J. Smith(2)	Yes	X		X
Bradley J. Toothaker	Yes	Vice Chair		Chair
Ronald D. Truex	Yes	Chair		X
M. Scott Welch	Yes		X		X

Total committee meetings in 2020		4	3	4	2

(1) Chairman of the Board
(2) Audit Committee Financial Expert
(3) The Corporate Risk Committee is a committee of the Board of Directors of Lake City Bank.

Audit Committee

Each current member of the Audit Committee is expected to serve on the committee until our annual meeting of shareholders in 2022, if re-elected to the Board. The Board has determined that Mr. Smith is an audit committee financial expert on the basis of his education, his certified public accounting certificate, his professional experience in public accounting at the firm of EY (formerly known as Ernst & Young LLP) from

1986-1990 and his strong financial background managing Heritage Financial Group. Each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under applicable Nasdaq rules.

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the Company’s system of internal controls, (4) the performance of the Company’s internal audit function and independent auditors, and (5) the compliance by the Company with ethics policies and legal and regulatory requirements. The functions performed by the Audit Committee include, among other things, the following:
•	overseeing our accounting and financial reporting;
•	selecting, appointing and overseeing our independent registered public accounting firm;
•	reviewing actions by management on recommendations of our independent registered public accounting firm and internal auditors;
•	meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal controls and internal audit procedures; and
•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote independence of the audit function, the committee consults separately with our independent registered public accounting firm, the internal auditors and management. We have adopted a written charter for the committee, which sets forth the committee’s duties and responsibilities. The committee’s current charter is available in the Investor Relations section of our website at www.lakecitybank.com.

Compensation Committee

With the exception of Mr. Hiatt, who is not standing for re-election, each current member of the Compensation Committee is expected to serve on the committee until our annual meeting of shareholders in 2022, if re-elected to the Board. Each of the members meets the additional independence criteria applicable to compensation committee members under applicable Nasdaq rules, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code (the “Code”) and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.

The Compensation Committee is appointed by the Board to (1) discharge the Board’s responsibilities relating to the compensation of the Company’s directors, its Chief Executive Officer, and its other executive officers, (2) approve and evaluate all compensation of directors, the Chief Executive Officer, and other executive officers, and (3) produce an annual report and review all other disclosures regarding executive compensation required to be included in the Company’s proxy statement and other filings with the Securities and Exchange Commission in accordance with applicable rules and regulations.

The functions performed by the Compensation Committee include, among other things, the following:

•	review and approve the performance goals and objectives relevant to the compensation of our Chief Executive Officer and the other executive officers;
•
evaluate the performance of our Chief Executive Officer and the other executive officers and set the compensation level of our Chief Executive Officer and the other executive officers based upon such evaluation, including the long-term incentive component of such compensation;

•
review and approve all employment agreements, severance arrangements and change in control agreements or provisions, if any, for our Chief Executive Officer and the other executive officers and determine our policy with respect to the application of Code Section 162(m);

•	make recommendations to the Board regarding the annual compensation of the directors, including incentive plans and equity-based compensation;
•	make recommendations to the Board regarding incentive compensation plans and equity-based plans and administer our equity incentive plans; and
•	evaluate the risks posed by the design and implementation of the compensation plans and evaluate the implementation of appropriate risk management and controls to avoid or mitigate any excessive risk.

The Compensation Committee may engage advisers to assist it in performing its duties only after evaluating the independence of any such advisers.

We have adopted a written charter for the committee, which sets forth the committee’s duties and responsibilities. The committee’s current charter is available in the Investor Relations section of our website at www.lakecitybank.com.

Nominating and Corporate Governance Committee

We also have a Nominating and Corporate Governance Committee. With the exception of Mr. Hiatt, who is not standing for re-election, each current member is expected to serve on the committee until our annual meeting of shareholders in 2022, if re-elected to the Board. Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” under applicable Nasdaq rules. The primary purposes of the committee are to identify and recommend individuals to be presented to our shareholders for election or re-election to the Board and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted a written charter for the committee, which sets forth the committee’s duties and responsibilities. The committee’s current charter is available in the Investor Relations section of our website at www.lakecitybank.com.

Director Nominations and Qualifications

For the 2021 annual meeting, the Nominating and Corporate Governance Committee nominated for re-election to the Board twelve of the incumbent directors whose terms are set to expire at the annual meeting. These nominations were further approved by the full Board. We did not receive any shareholder nominations for director for the 2021 annual meeting.

The Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, Board nominees and shareholder nominees, in the same manner. As described in our Corporate Governance Guidelines, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities that we serve and an ability to meet the standards and duties set forth in our code of conduct. Additionally, all directors must be age 72 or under, which is the mandatory retirement age established by the Board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are “independent” in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying candidates.

We value the benefits that diversity brings to the Board. A diverse board reflects a variety of perspectives and experiences, and that diversity leads to better informed decision-making. The committee ensures that women and minority candidates are included in the candidate pool from which director nominees are selected. On an ongoing basis, the committee assesses the board composition to ensure that it reflects a broad diversity of experience, professions and perspectives, including diversity in race, gender, geography and expertise. Currently, two of our twelve director nominees are women, and one of our director nominees is a person of color. The committee, with the guidance and full support of the Board, is committed to further diversification of the Board.

The committee generally identifies nominees by first evaluating the current members of the Board who are willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the committee or the Board decides not to re-nominate a member for re-election, the committee would evaluate the skills and experience of a potential nominee in light of the criteria above.

Shareholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board. Shareholders may contact Lakeland Financial’s Board by contacting J. Rickard Donovan, Corporate Secretary, at Lakeland Financial Corporation, P.O. Box 1387, Warsaw, Indiana, 46581-1387 or (574) 267-6144. Mr. Donovan will generally not forward communications to the Board that are primarily commercial in nature or related to an improper or irrelevant topic.

Nominations of Directors. In accordance with our Amended and Restated Articles of Incorporation, a shareholder may nominate a director for election to the Board at an annual meeting of shareholders by delivering written notice of the nomination to the Company’s chairman of the Board. To be timely, the notice must be delivered or mailed not less than 150 days nor more than 180 days prior to the date of the annual meeting. The shareholder’s notice of intention to nominate a director must include the name and address of the proposed nominee, the principal occupation of the proposed nominee, the total number of shares of capital stock of Lakeland Financial that will be voted for each proposed nominee, the name and address of the shareholder making the nomination and the number of shares of capital stock of Lakeland Financial owned by the notifying shareholder. We may request additional information after receiving the notification.

Other Shareholder Proposals. For all other shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2022, shareholder proposals must be received by J. Rickard Donovan, our Corporate Secretary, at the above address, no later than November 4, 2021, and must otherwise comply with the rules and regulations set forth by the SEC.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer of Lakeland Financial had historically been combined until April of 2014 when Mr. Kubacki, who had previously held both positions, stepped down as Chief Executive Officer. At that time, Mr. Findlay was appointed President and Chief Executive Officer of Lakeland Financial Corporation. Mr. Kubacki has continued to serve as Chairman of the Board. Consistent with Nasdaq listing requirements, the independent directors have regularly had the opportunity to meet without Mr. Kubacki and/or Mr. Findlay in attendance. In 2020, there were two such executive sessions.

Code of Conduct

We have a code of conduct in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our President and Chief Executive Officer and our Chief Financial Officer. The code of conduct is posted in the Investor Relations section of our website at www.lakecitybank.com. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the code with respect to our President and Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks, cybersecurity risks and other risks, such as the impact of competition or the risk that our compensation plan may have unintentional effects on employee decision-making. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility for ensuring that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and operational risks, and receives regular reports from the management team’s senior risk officer regarding comprehensive organizational risk as well as particular areas of concern. The Board’s Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. In 2013, Lake City Bank established a Corporate Risk Committee of its Board to oversee the risk management practices of Lake City Bank, including management’s ability to assess and manage the Company’s credit, market, interest rate, liquidity, legal and compliance, reputational, technology, operational trust and fiduciary wealth advisory risks. In addition, the Corporate Risk Committee provides a forum for open and regular communication between senior management and the Board in order to effectively manage risks. The Corporate Risk Committee meets quarterly.

In addition, the Company has designated Ms. Kristin L. Pruitt, Executive Vice President, Chief Administrative Officer, as its senior risk officer. Ms. Pruitt generally oversees management’s role in its risk management practices, and she is invited to and generally attends all Board and committee meetings. Additionally, Michael E. Gavin, Executive Vice President and Chief Credit Officer, is directly responsible for overseeing credit risk.

We believe that establishing the right “tone at the top” and providing for full and open communication between management and the Board is essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the Board meetings, or, if not in attendance, are available to address any questions or concerns raised by the Board on risk management-related issues and any other matters. The Board has an annual offsite meeting with senior management to discuss strategies, key challenges, and risks and opportunities for the Company. Additionally, each of our Board-level committees provides regular reports to the full Board and apprises the Board of our comprehensive risk profile and any areas of concern.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

We are dedicated to bringing value to all our stakeholders—our employees, our customers, our communities and our shareholders, and we believe that Environmental, Social and Governance ("ESG") considerations are important to delivering that value. We have programs and initiatives in place that direct our ESG efforts, including community development initiatives that provide services and support to the families and small-medium size businesses in our communities and a diversity and inclusion initiative.

For information regarding our ESG efforts, please go to "Corporate Social Responsibility" on our website at www.lakecitybank.com/esginfo.

The contents of our website are not filed or furnished with this proxy statement nor are they incorporated by reference into this or any of our other filings with the SEC. The information contained in this section of this proxy statement shall not be considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this section of this proxy statement by reference in such filing.

DIRECTOR COMPENSATION

During 2020, directors who were not employees of Lakeland Financial or Lake City Bank were paid the following retainer fees:

Component	Amount
Annual Director Retainer	$35,000
Annual Audit Committee Chairman Additional Retainer	15,000
Annual Governance Committee Chairman Additional Retainer	10,000
Annual Compensation Committee Chairman Additional Retainer	10,000
Annual Corporate Risk Committee Chairman Additional Retainer	10,000
Annual Chairman of the Board Additional Retainer	40,000
Annual Stock Grant (number of shares)	1,300

Each director of Lakeland Financial is also a director of Lake City Bank and is not compensated separately for service on Lake City Bank’s Board.

Mr. Findlay, who is a director and also serves as our President and Chief Executive Officer, is not paid any fees for his service as a director. The directors’ fees are reviewed annually by the Compensation Committee.

Under the 2017 Equity Incentive Plan, directors may be awarded non-qualified stock options or stock grants at the discretion of the Compensation Committee, subject to an annual limitation for each director of 10,000 shares subject to stock options or stock appreciation rights and 10,000 shares subject to stock awards. In 2021, each non-employee director will receive 1,300 shares of Lakeland Financial stock upon approval by the Board in January and July.

Since 2011, the Board has maintained a stock ownership policy that currently requires directors hold a minimum of 5,000 shares of Lakeland Financial within five years from either the adoption of the stock ownership policy or first becoming a director. At the time the ownership requirement was set at its current level, 5,000 shares represented approximately the same value as five times the annual retainer for directors. This requirement will be reviewed each year by the Nominating and Corporate Governance Committee and may be adjusted to maintain a similar ratio. As of December 31, 2020, all of our non-employee directors met the requirements of our stock ownership policy.

The following table provides information on 2020 compensation for non-employee directors who served during 2020.

	Fees Earned or	Stock
Name	Paid in Cash(1)	Awards(2)(3)	Total
(a)	(b)	(c)	(d)
Blake W. Augsburger	$45,000	$60,216	$105,216
Robert E. Bartels, Jr.	35,000	60,216	95,216
Darrianne P. Christian	35,000	60,216	95,216
Daniel F. Evans, Jr.	35,000	60,216	95,216
Thomas A. Hiatt	35,000	60,216	95,216
Michael L. Kubacki	75,000	60,216	135,216
Emily E. Pichon	45,000	60,216	105,216
Steven D. Ross	35,000	60,216	95,216
Brian J. Smith	35,000	60,216	95,216
Bradley J. Toothaker	45,000	60,216	105,216
Ronald D. Truex	50,000	60,216	110,216
M. Scott Welch	35,000	60,216	95,216

(1)
We maintain the Lakeland Financial Corporation Directors Fee Deferral Plan under which non-employee directors are permitted to defer receipt of their directors’ fees and earn a rate of return based upon the performance of our stock. The amounts shown in this column include amounts that may have been deferred by the directors. We may, but are not required to, fund the deferred fees into a trust which may hold our stock. The plan is unqualified and the directors have no interest in the trust. The deferred fees and any earnings thereon are unsecured obligations of Lakeland Financial. No director received preferential or above-market earnings on deferred compensation. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to shareholders. The number of shares attributable to each director under the plan is set forth in the footnotes to the Beneficial Ownership Table below.

(2)
Represents the grant date fair value for fully vested stock awards based on a share price of $48.83 as of January 14, 2020 and $43.81 as of July 14, 2020, in accordance with FASB ASC Topic 718 - “Compensation-Stock Compensation.” See the discussion of equity awards in Note 15 of the Notes to Consolidated Financial Statements for Lakeland Financial’s financial statements for the year ended December 31, 2020. The number of fully vested shares granted during 2020 for each non-employee director was 1,300, 650 on January 14, 2020 and 650 on July 14, 2020.

(3)	As of December 31, 2020, none of our non-employee directors held any outstanding stock awards or options.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 22, 2021, the record date for the annual meeting, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee for the Board, by each executive officer named in the Summary Compensation Table, which can be found later in this proxy statement, and by all directors and executive officers of Lakeland Financial Corporation as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which a person is deemed to be the beneficial owner of securities if he, she or it has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of February 22, 2021.
	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)(2)		of Class
5% Shareholders
BlackRock, Inc.(3)	1,838,844		7.1%
Victory Capital Management, Inc.(4)	1,323,548		5.1%

Directors and Nominees
Blake W. Augsburger	29,419	(5)	*
Robert E. Bartels, Jr.	27,988	(6)	*
Darrianne P. Christian	5,853	(7)	*
Daniel F. Evans, Jr.	39,928	(8)	*
David M. Findlay	198,577	(9)	0.8%
Thomas A. Hiatt	47,007	(10)	*
Michael L. Kubacki	182,417	(11)	0.7%
Emily E. Pichon	13,432	(12)	*
Steven D. Ross	30,901		*
Brian J. Smith	67,743	(13)	*
Bradley J. Toothaker	32,331	(14)	*
Ronald D. Truex	71,205	(15)	*
M. Scott Welch	272,694	(16)	1.1%
Other Named Executive Officers
Lisa M. O’Neill	25,846	(17)	*
Eric H. Ottinger	29,261		*
Kristin L. Pruitt	18,144		*
Michael E. Gavin	15,990		*

All directors and executive officers as a group	1,129,793	(18)	4.4%
(23 persons)

               *Indicates that the individual or entity owns less than half of one percent of Lakeland Financial’s common stock.

(1)	The total number of shares of common stock issued and outstanding on February 22, 2021 was 25,761,099.

(2)
The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)	Includes entities related to reporting entity. Based upon a schedule 13G filed with the SEC on January 29, 2021. The address for the reporting entity is 55 East 52nd Street, New York, NY 10055.
(4)
Includes entities related to reporting entity. Based upon a schedule 13G filed with the SEC on February 9, 2021. The address for the reporting entity is 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144.

(5)	Includes 13,056 shares credited to Mr. Augsburger’s account as of February 5, 2021 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(6)	Includes 3,075 shares held in a trust in which Mr. Bartels serves as trustee.
(7)	Includes 1,603 shares credited to Ms. Christian’s account as of February 5, 2021 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(8)	Includes 16,809 shares credited to Mr. Evans’s account as of February 5, 2021 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(9)
Includes 3,750 shares held by Mr. Findlay’s individual retirement account; 3,000 shares held by Mr. Findlay’s wife, as to which shares he has no voting or investment power; and 167,503 shares held in trust, as to which shares he shares voting and investment power.

(10)
Includes 43 shares held by Mr. Hiatt’s individual retirement account; 1,057 shares held by Mr. Hiatt’s wife’s individual retirement account, as to which shares he shares voting and investment power; 19,742 shares held jointly, as to which shares he shares voting and investment power; and 26,165 shares credited to Mr. Hiatt’s account as of February 5, 2021 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan and which shares are payable in annual installments over a ten year period.

(11)
Includes 47,520 shares held by Mr. Kubacki’s individual retirement account; 1,000 shares held by Mr. Kubacki’s wife’s individual retirement account, as to which shares he has no voting or investment power; and 133,897 shares held in trust, as to which shares he shares voting and investment power.

(12)	Includes 819 shares credited to Ms. Pichon’s account as of February 5, 2021 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(13)
Includes 26,668 shares held in a trust in which Mr. Smith serves as trustee and 15,620 shares credited to Mr. Smith’s account as of February 5, 2021 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(14)
Includes 3,000 shares held jointly, as to which shares Mr. Toothaker shares voting and investment power and 12,968 shares credited to Mr. Toothaker’s account as of February 5, 2021 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(15)
Includes 7,774 shares held by Mr. Truex’s wife, as to which shares he has no voting or investment power; 30,000 shares held by CB Financial, LLC, as to which shares he shares voting and investment power; and 16,318 shares credited to Mr. Truex’s account as of February 5, 2021 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(16)
Includes 1,257 shares held by Mr. Welch’s individual retirement account; 2,895 shares held by Mr. Welch’s wife’s individual retirement account, as to which shares he shares voting and investment power; 164,191 shares held by Mr. Welch’s wife, as to which shares he shares voting and investment power; 34,000 shares held by BEL Leasing LLP, as to which shares he has sole voting and investment power; 20,000 shares held by Welch Packaging Group, Inc., as to which shares he has sole voting and investment power; and 50,351 shares credited to Mr. Welch’s account as of February 5, 2021 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(17)	Includes 6,750 shares held by Ms. O’Neill’s individual retirement account and 17,044 shares held jointly, as to which shares she shares voting and investment power.
(18)	This includes shares which have been allocated to executive officers under the 401(k) plan through December 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2020, Lake City Bank had extended, and expects to continue to extend, loans to its directors and officers and to their related interests. Such loans were, and will continue to be, made only upon the same terms, conditions, interest rates, and collateral requirements as those prevailing at the same time for comparable loans extended from time to time to other, unrelated borrowers. Loans to directors and officers do not and will not involve greater risks of collectability, or present other unfavorable features, than loans to other borrowers. All such loans are approved by the Lake City Bank Board of Directors in accordance with applicable bank regulatory requirements.

Lake City Bank entered into a Lease Agreement with Michigan Street, LLC for retail branch and office space in South Bend, Indiana, in June 2011. In October 2011, Bradley Toothaker, a one-third owner of Michigan Street, LLC, joined the Boards of Directors of Lakeland Financial Corporation and Lake City Bank. The initial term of the lease is for a period of 20 years, with two consecutive five-year renewal terms. Pursuant to the lease, monthly rent for 4,450 square feet of leased space was $6,304.16 for the first five years, and will increase by 7.5% every five years. In addition, Lake City Bank is required to pay its proportionate share of common area maintenance fees for the building, presently expected to be approximately $3,184 per month. Mr. Toothaker had not yet become a director at the time of the lease signing and the Lease Agreement was negotiated by Lake City Bank’s management on an arms-length basis. Effective January 1, 2012, the parties amended the terms of the lease to reflect additional square footage to be used by Lake City Bank in the building. Based on the addition of approximately 550 square feet, the monthly rent for the leased space increased to $7,001.87. This amendment was ratified by Lake City Bank’s Board in February 2012. Management and the Board believe that the terms of the lease are reasonable and consistent with the customary terms of the local market. As part of its annual review of director independence, the Board considered and re-evaluated this lease arrangement when considering Mr. Toothaker’s independence and determined that it did not prevent Mr. Toothaker from being able to serve as an independent director.

Lake City Bank entered into a Lease Agreement with EOZ Business, LLC for retail branch and office space in Elkhart, Indiana, in September 2020. EOZ Business, LLC is a related interest of Lakeland Financial Corporation and Lake City Bank director, Brian Smith. The initial term of the lease is for a period of 15 years, with two consecutive five-year renewal terms. The lease term is expected to commence on December 31, 2021. Pursuant to the lease, monthly rent for 4,553 square feet of leased space will be $8,157.46 for the first year, increasing annually to $10,210.10 by the fifteenth year. In addition, Lake City Bank will be required to pay its proportionate share of common area maintenance fees for the building. The Lease Agreement was negotiated by Lake City Bank’s management on an arms-length basis. Management and the Board believe that the terms of the lease are reasonable and consistent with the customary terms of the local market. As part of its annual review of director independence, the Board considered and re-evaluated this lease arrangement when considering Mr. Smith’s independence and determined that it did not prevent Mr. Smith from being able to serve as an independent director.

Additionally, pursuant to the Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee evaluates and pre-approves any non-lending, material transaction between Lakeland Financial and any director or officer. The charter does not provide any thresholds as to when a proposed transaction needs to be pre-approved, but the committee evaluates those proposed transactions that may affect a director’s independence or create a perception that the transaction was not fair to Lakeland Financial or not done at arms-length. Generally, transactions which would not require disclosure in our proxy statement under SEC rules (without regard to the amount involved) do not require the Nominating and Corporate Governance Committee’s pre-approval. A director may not participate in any discussion or approval by the Nominating and Corporate Governance Committee of any related party transaction with respect to which he or she is a related party, but must provide to the Nominating and Corporate Governance Committee all material information reasonably requested concerning the transaction.

Delinquent Section 16(a) Reports.

Section 16(a) of the Securities Exchange Act of 1934, as amended requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC. Based solely on our review of reports filed on EDGAR, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2020, we are aware of two purchase transactions by Mr. Brian J. Smith were not timely disclosed on Form 4. Other than those two filings, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2020.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Company’s Board is currently comprised of 13 Directors, each serving a term that will expire at this year’s Annual Meeting. Thomas A. Hiatt will not stand for re-election. Mr. Hiatt has been a valued member of the Board since 2007. We thank him for his service to the Company. The size of the Board will be reduced to 12 Directors following the Annual Meeting. Shareholders will be entitled to elect 12 directors for a term expiring in 2022 at the annual meeting.

We have no knowledge that any nominee will refuse or be unable to serve, but if any of the nominees is unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election, including the age, the year first appointed or elected as a director and the other positions held by the person at Lakeland Financial and Lake City Bank. The nominees, if elected at the annual meeting, will serve as directors for a one-year term expiring in 2022. Each of the nominees is an incumbent director and has served as a director of Lakeland Financial for at least one term.

The directors will be elected by a plurality voting standard. Each vote is required to be counted “FOR” or ”WITHHOLD” with respect to the director’s election. Consequently, the twelve director nominees receiving the most votes “FOR” election will be elected as a director. We recommend that shareholders vote “FOR” each of the nominees for director.

NOMINEES

	Director Since	Positions with Lakeland Financial and Lake City Bank
Current Term Expires 2021
Blake W. Augsburger (age 57)	2011	Director of Lakeland Financial and Lake City Bank
Robert E. Bartels, Jr. (age 56)	2002	Director of Lakeland Financial and Lake City Bank
Darrianne P. Christian (age 49)	2018	Director of Lakeland Financial and Lake City Bank
Daniel F. Evans, Jr. (age 71)	2010	Director of Lakeland Financial and Lake City Bank
David M. Findlay (age 59)	2010	President and Chief Executive Officer and Director of Lakeland Financial and Lake City Bank
Michael L. Kubacki (age 69)	1998	Chairman of Lakeland Financial and Lake City Bank
Emily E. Pichon (age 57)	2002	Director of Lakeland Financial and Lake City Bank
Steven D. Ross (age 66)	2000	Director of Lakeland Financial and Lake City Bank
Brian J. Smith (age 56)	2011	Director of Lakeland Financial and Lake City Bank
Bradley J. Toothaker (age 52)	2011	Director of Lakeland Financial and Lake City Bank
Ronald D. Truex (age 70)	2010	Director of Lakeland Financial and Lake City Bank
M. Scott Welch (age 60)	1998	Director of Lakeland Financial and Lake City Bank

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer. No nominee or director has been a director of another “public corporation” (i.e. subject to the reporting requirements of the Securities Exchange Act of 1934, as amended) or of any investment company within the past five years except for Mr. Welch.

The business experience of each of the nominees for the past five years, as well as their qualifications to serve on the Board, is as follows:

Mr. Augsburger is the founder and Chief Executive Officer of LEA Professional, which designs and manufactures audio amplifiers for the professional audio markets. He is the former Executive Vice President and America’s Country Manager for Harman International Industries, Incorporated, a Fortune 500 company that designs and manufactures audio and infotainment products and systems. He also served for ten years as the President of the Harman Professional Division, which is based in Northridge, California. We consider Mr. Augsburger to be a qualified candidate for service on the Board, as well as both the Nominating and Corporate Governance and Compensation Committee, due to his leadership skills and expertise developed as a former executive of a large, complex public company.

Mr. Bartels is a partner in Incedo LLC, a family office and real estate management company. Previously, he was President and Chief Executive Officer of Martin’s Supermarkets, Inc., a regional supermarket chain headquartered in South Bend, Indiana. We consider Mr. Bartels to be a qualified candidate for service on the Board, as well as the Audit Committee and the Nominating and Corporate Governance Committee, due to his skills and expertise acquired as the former leader of a successful business that is prominent in many of our markets. Mr. Bartels was a third-generation family business owner with approximately 37 years of supermarket and retail experience, including 21 years of executive practice.

Ms. Christian is currently involved with leading strategic initiatives for BCforward, a global information technology consulting and workforce fulfillment firm founded by Ms. Christian and her husband, Justin Christian, in 1998. Previously, Ms. Christian was a program manager and an IT consultant from 1995-2003, and was an officer with the Central Intelligence Agency from 1990-1995. In addition, Ms. Christian is a board member of Newfields (formerly the Indianapolis Museum of Art), the Central Indiana Community Foundation, IMPACT Central Indiana, and the Eskenazi Foundation. Ms. Christian also works closely with the Justin and Darrianne Christian Center for Diversity and Inclusion at DePauw University. We consider Ms. Christian to be qualified to serve on the Board due to her personal and professional engagement with several prominent nonprofits located in Indianapolis and her professional experience in the technology sector, which we believe will be valuable as we work to ensure that we remain innovative in providing technology-driven solutions to our clients.

Mr. Evans served as the Chief Executive Officer of Indiana University Health, a large, statewide health care and hospital system headquartered in Indianapolis until May 1, 2016 and is currently President Emeritus. Mr. Evans is Executive Chair of the Indiana Biosciences Research Institute, Inc. Mr. Evans is on the faculty of the IU Medical School and the IU McKinney Law School. Mr. Evans also has strong banking experience, having served as the Chairman of the Federal Home Loan Bank of Indianapolis from 1987-1990 and as the chairman of the Federal Housing Finance Board, the regulator of the Federal Home Loan Banks, from 1990-1993. We consider Mr. Evans to be qualified to serve on the Board, as well as the Nominating and Corporate Governance Committee, due to his experience managing a large organization, his experience in the banking industry and his knowledge of the Indianapolis market as we look to continue to expand our presence in Indianapolis.

Mr. Findlay presently serves as the President and Chief Executive Officer of Lakeland Financial and Lake City Bank. Mr. Findlay also served as President and Chief Financial Officer from 2010-2014 and Chief Financial Officer from 2000-2010. Prior to joining Lakeland Financial in September of 2000, Mr. Findlay served as the Chief Financial Officer of Quality Dining, Inc., then a publicly traded company with its headquarters in South Bend, Indiana. Prior to that, he served in various capacities with The Northern Trust Company in Chicago. We consider Mr. Findlay to be qualified to serve on the Board due to his familiarity with Lakeland Financial’s operations he has acquired as its President and Chief Financial Officer, his experience in the financial services industry and his prior experience as the chief financial officer of a publicly traded company.

Mr. Kubacki presently serves as Chairman of the Board of Directors of Lakeland Financial and Lake City Bank. In April 2016, Mr. Kubacki retired from his full-time executive officer position as Executive Chairman of Lakeland Financial and Lake City Bank. If re-elected, he will remain Chairman of the Board. Mr. Kubacki also served as Chief Executive Officer of Lakeland Financial and Lake City Bank from 1998 to 2014 and as President from 1998 to 2010. Prior to joining Lakeland Financial in 1998, Mr. Kubacki served as Executive Vice President of The Northern Trust Bank of California, N.A. We consider Mr. Kubacki to be a qualified candidate for service on the Board due to his intimate familiarity with Lakeland Financial’s operations that he acquired as its Chairman and Chief Executive Officer and his skills and experience in the financial services industry.

Ms. Pichon is the Chairman of ExTech Plastics, Inc., an extruder of plastic sheet, and an officer and director of the Olive B. Cole Foundation, the M E Raker Foundation, the Questa Educational Foundation, Inc. and the Howard P. Arnold Foundation, Inc., each a private charitable foundation focused on northeast Indiana education, economic development and conservation based in Fort Wayne, Indiana. We consider Ms. Pichon to be qualified to serve on the Board, as well as the Audit Committee and the Compensation Committee, due to her experience with several prominent charitable foundations located in Fort Wayne and her education and training as an attorney.

Mr. Ross is owner of Ross and Associates, a real estate management company. Previously, he was President of Heartland Coffee Company, a regional coffee and beverage service company, based in Warsaw, Indiana. Mr. Ross is also the former President of Bertsch Services, Inc., a regional food service and vending company, which was based in Warsaw, Indiana prior to its sale. We consider Mr. Ross to be a qualified candidate for service on the Board, as well as the Audit Committee, due to his skills and expertise acquired as president of a successful business in Kosciusko County and his knowledge of the business community in this region.

Mr. Smith is co-Chief Executive Officer of Heritage Financial Group, Inc., a real estate investment and management and consumer finance company, based in Elkhart, Indiana. We consider Mr. Smith to be a qualified candidate for service on the Board due to his expertise in the manufactured housing and consumer finance industries, which is a significant industry in northern Indiana, and his knowledge of, and prominence in, the Elkhart market. Additionally, Mr. Smith has a strong financial background as a certified public accountant, which adds meaningful expertise to the Audit Committee.

Mr. Toothaker is the President and Chief Executive Officer of Bradley Company, a large Midwest-based, full-service real estate company. We consider Mr. Toothaker to be a qualified candidate for service on the Board due to his extensive knowledge of the real estate sector in our region and his knowledge of the Northern Indiana market.

Mr. Truex is the Chairman of the Board of Creighton Brothers, LLC, a diversified agribusiness company focused on egg and grain production, headquartered in Warsaw, Indiana. We consider Mr. Truex to be a qualified candidate for service on the Board due to his skills and expertise in the agricultural industry and his knowledge of the agricultural communities in many of our markets.

Mr. Welch is the Chief Executive Officer of Welch Packaging Group, Inc., which is primarily engaged in producing industrial and point of purchase packaging and is headquartered in Elkhart, Indiana. In addition, Mr. Welch is a member of the board of Patrick Industries, Inc. We consider Mr. Welch to be a qualified candidate for service on the Board, as well as the Nominating and Corporate Governance Committee, due to his skills and expertise in the manufacturing industry and his past experience with growing and leading organizations.

EXECUTIVE OFFICERS

In addition to Mr. Findlay, the following individuals served as the named executive officers of Lakeland Financial in 2020 and are named in the compensation tables included in this proxy statement:

Lisa M. O’Neill, age 53, presently serves as an Executive Vice President, Chief Financial Officer of Lakeland Financial and Lake City Bank, a position she has held since April 2014. Prior to that, Ms. O’Neill served as Chief Financial Officer of Bank First National Corporation in Manitowoc, Wisconsin, from 2007-2014. From 1999-2006, Ms. O’Neill was the Controller of Private Bancorp, Inc. Prior to 1999, Ms. O’Neill was with Arthur Andersen in its financial institutions group audit practice since 1989.

Eric H. Ottinger, age 50, presently serves as an Executive Vice President, Chief Commercial Banking Officer of Lakeland Financial and Lake City Bank, a position he has held since August 2011. He joined Lake City Bank in April 1999 as Vice President, Commercial Loan Officer. In April 2002, he was promoted to Commercial East Regional Manager. In April 2009, he was promoted to head of our Wealth Advisory Group. Prior to joining Lake City Bank, Mr. Ottinger was a commercial lending officer at another bank since 1993.

Kristin L. Pruitt, age 49, presently serves as an Executive Vice President, Chief Administrative Officer of Lakeland Financial and Lake City Bank, a position she has held since 2017. Until November 2019, Ms. Pruitt served also as General Counsel since 2014. She joined Lakeland Financial in 2008 as Senior Vice President and General Counsel. Before joining Lake City Bank, she served as Assistant General Counsel at 1st Source Bank in South Bend, Indiana since 2004. Prior to 2004, Ms. Pruitt was associated with Skadden, Arps, Slate, Meagher & Flom, LLP’s Washington DC office as an attorney since 1999.

Michael E. Gavin, age 65, presently serves as an Executive Vice President, Chief Credit Officer of Lakeland Financial and Lake City Bank, a position he has held since 2011. Mr. Gavin joined Lake City Bank in January 1992 as Vice President, Commercial Loan Officer and was promoted in January 2002 to Senior Vice President, Chief Credit Administrator. Prior to joining Lake City Bank, Mr. Gavin was a commercial lending officer at another bank.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes Lakeland Financial’s compensation philosophy and policies for 2020 as applicable to the named executive officers identified above. This CD&A explains the structure and rationale associated with each material element of the executives’ compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts in the following compensation tables.

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the named executive officers of Lakeland Financial. The Compensation Committee relies upon Mr. Findlay’s assessment of each executive officer’s individual performance, which considers the executive’s efforts in achieving his or her individual goals each year, managing and developing employees and the enhancement of long-term relationships with customers, if applicable to his or her position. Individual goals for executive officers are established by Mr. Findlay in consultation with each executive officer. The committee establishes Mr. Findlay’s goals and reviews his performance. Mr. Findlay is not involved in discussions and determinations pertaining to his own performance.

The Compensation Committee’s charter gives it the authority to hire outside consultants to further its objectives and responsibilities. The Compensation Committee did not retain an outside consultant to assess executive compensation in 2020. Instead, the Compensation Committee relied on the 2019 report from Pearl Meyer & Partners, a compensation consulting firm, which assessed the effectiveness of the Company’s executive compensation programs. Pearl Meyer & Partners is independent, reports directly to the committee chair, and performs no other work for the Company other than assisting the committee in its review of the total compensation program. In its 2019 report, Pearl Meyer & Partners also provided input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. The Compensation Committee also reviewed compensation survey data in 2019 from industry sources such as the American Bankers Association, Pearl Meyer & Partners and Bank Director Magazine.
Regulatory Impact on Compensation

As a publicly traded financial institution, we must comply with multiple layers of regulations when considering and implementing compensation-related decisions. Although these regulations do not set specific parameters within which compensation decisions must be made, they do require that Lakeland Financial and the Compensation Committee be mindful of the risks associated with compensation programs designed to incentivize the achievement of better than average performance.

Under the FDIC’s 2015 Interagency Guidelines Establishing Standards for Safety and Soundness, excessive compensation is prohibited as an unsafe and unsound practice. When determining whether compensation is excessive, the FDIC has directed financial institutions to consider whether aggregate cash amounts paid, or noncash benefits provided, to an employee is unreasonable or disproportionate to the services the employee performs. The Safety and Soundness standards set forth a framework within which financial institutions should evalute an employee’s compensation, with factors including compensation history, internal pay equity, and, if appropriate, comparable compensation practices at peer institutions. This framework also requires Lakeland Financial to consider its overall financial condition.

Separately, the FDIC, the Federal Reserve, the Office of the Comptroller of the Currencey, and the Office of Thrift Supevision together issued the Guidance on Sound Incentive Compensation Policies (the “Joint Guidance”) in 2010. The Joint Guidance complements the Safety and Soundness standards and establishes a framework within which financial institutions must assess the soundness of their incentive compensation plans, programs and arrangements. Because the Joint Guidance is limited to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the financial institution, it is somewhat narrower in scope than the Safety and Soundness standards. With respect to those individuals to which it applies, the Joint Guidance aims to ensure that any available incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management, and have the support of strong corporate governance.

In addition to the foregoing, proposed rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) that intend to implement further risk assessment guidelines and procedures may eventually be finalized by the financial institution regulatory agencies and the SEC. It is likely that we would be subject to those further guidelines and procedures if and when they become finalized and effective. During 2011, the regulatory agencies issued initial proposed guidance with respect to the Dodd-Frank Act risk assessment guidelines and procedures, and they revised and re-proposed this guidance in 2016. Depending on whether and when the proposed rules are finalized, the earliest they would likely apply to Lakeland Financial is for performance periods beginning on or after January 1, 2022. In large part, any guidance under the Dodd-Frank Act would likely restate and codify the frameworks presently set forth in the Safety and Soundness standards and the Joint Guidance.

Lakeland Financial is also subject to the SEC’s rules regarding risk assessment, which apply to all publicly traded companies. The SEC rules require Lakeland Financial to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company. Accordingly, the Compensation Committee completes a risk assessment of Lakeland Financial’s compensation programs and components on an annual basis. The committee has determined that our incentive compensation plans, programs and arrangements do not create risks that are reasonably likely to have a material adverse effect on Lakeland Financial.

The Compensation Committee believes that its regular, overall assessment of the compensation plans, programs and arrangements established for Lakeland Financial’s named executive officers includes a sensible, responsible approach toward balancing risks and rewarding reasonable, but not necessarily easily attainable goals. The committee annually revisits the frameworks set forth in the Safety and Soundness standards and the Joint Guidance, as both are effective parts of the committee’s overall assessment of the balance between risk and reward built into Lakeland Financial’s compensation programs for named executive officers. In addition, the committee continues to monitor the status of the proposed guidance under the Dodd-Frank Act, and remains prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

Finally, when making decisions about executive compensation, we also consider the impact of other regulatory provisions, including:  Section 162(m) of the Code regarding tax deductibility of certain compensation; Section 409A of the Code regarding nonqualified deferred compensation; and Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. We also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation costs of grants of equity awards based upon the grant date fair value of those awards.
Compensation-Related Governance Policies

Share Ownership Guidelines. The guidelines, adopted in 2015, require the Chief Executive Officer to hold a minimum number of shares of Company common stock with a value equal to three times his annual base salary, and the other executive officers, including each of the named executive officers, to hold a minimum number of shares of Company common stock with a value equal to two times his or her respective annual base salary. Unvested options or restricted stock units issued under the Company’s LTI Plan are not included when considering ownership totals for this requirement. In the event that an executive officer does not hold the required number of shares, a minimum of one-half of shares issued under the LTI Plan must be retained until the guidelines are met. As of the most recent measurement date, February 22, 2021, all of our named executive officers were in compliance with the share ownership guidelines.

Insider Trading Policy. The Company has an insider trading policy that permits open market transactions in Company stock in the period that begins two trading days after quarterly earnings have been made public and concludes two weeks before the last day of the quarter end.

Hedging and Pledging Policy. The Company’s insider trading policy includes provisions that specifically prohibit our insiders from entering into hedging transactions involving the Company’s stock. To our knowledge, none of our officers or directors has entered into a hedging transaction involving Company stock in violation of this prohibition. The Company’s insider trading policy also prohibits an insider from pledging Company stock as collateral for a lending relationship without the prior approval of the Nominating and Corporate Governance Committee. To our knowledge, none of our officers or directors has pledged his or her Company stock in violation of this policy.

Compensation Philosophy and Objectives

The overall objective of Lakeland Financial’s compensation programs is to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Our compensation programs are designed to create meaningful incentives to manage the business successfully, with a constant focus on short-term and long-term performance under the strategic plan and key operating and financial objectives. Our philosophy is intended to align the interests of executive officers with the long-term interests of our shareholders. The executive compensation program is structured to accomplish the following objectives:

•	encourage a consistent and competitive return to shareholders over the long-term;

•
maintain a corporate environment which encourages stability and a long-term focus for the primary constituencies of Lakeland Financial, including shareholders, clients, employees, communities and government regulatory agencies;

•	maintain a program that:

•	clearly motivates personnel to perform and succeed according to our current goals;

•	provides management with appropriate empowerment to make decisions that benefit the primary constituents;

•	retains key personnel critical to our long-term success;

•	provides for management succession planning and related considerations;

•	emphasizes formula-based components, such as performance-based bonus plans and long-term incentive plans, in order to focus management efforts on execution of corporate goals;

•	encourages increased productivity; and

•	responsibly manages risks related to compensation programs;

•	provide for subjective consideration in determining incentive and compensation components; and

•	ensure that management:

•	fulfills its oversight responsibility to its primary constituents;

•	conforms its business conduct to the highest legal and ethical standards;

•	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

•	continues to avoid any conflict between its responsibilities to Lakeland Financial and each executive officer’s personal interests.

Consideration of 2020 Say-on-Pay

At the Company’s 2020 annual meeting of shareholders, more than 97% of the votes cast were in favor of the non-binding advisory proposal on the compensation of certain executive officers. The Company, the Board and the Compensation Committee pay careful attention to communications received from shareholders regarding executive compensation, including the non-binding advisory vote. The Company carefully considered the result of the 2020 advisory vote on executive compensation but not for specific compensation decisions. Based on this consideration and the other factors described in this Compensation Discussion and Analysis, the committee did not materially alter the policies or structure for the named executive officers’ compensation for 2020 or 2021.

Compensation Factors

General. The Compensation Committee’s decisions regarding each named executive officer are based, in part, on the committee’s subjective judgment, and also take into account qualitative and quantitative factors, as set forth in the discussion below. In reviewing an executive officer’s compensation, the committee considers and evaluates all components of the officer’s total compensation package.

Corporate Performance. In establishing executive compensation, the Compensation Committee measures Lakeland Financial’s performance compared to management’s and the Board’s goals and objectives, and also compares our performance to that of our peer group of financial institutions. The committee believes that using Lakeland Financial’s performance as a factor when determining an executive officer’s compensation is effective in aligning the executive’s interests with those of our shareholders. Therefore, the committee focuses on performance by evaluating key financial performance criteria, such as return on beginning equity, revenue growth, diluted earnings per share growth, capital adequacy, the efficiency ratio and asset quality. As part of the evaluation and review of these criteria, the committee takes into account various subjective issues, such as general economic conditions, including the interest rate environment and its impact on performance, and how such issues may affect Lakeland Financial’s performance.

Our compensation decisions for 2020 and for 2021 factored in Lakeland Financial’s performance under key financial criteria set forth above. The committee believes that Lakeland Financial’s financial performance in 2020 was very strong, particularly in light of the global pandemic. When compared to its peer group, as discussed below, the Compensation Committee concluded that Lakeland Financial’s performance was good and, therefore, the committee weighed heavily Lakeland Financial’s relative performance when compared to its peers. Additionally, the Compensation Committee determined that the named executive officers performed well in satisfying their individual goals for 2020.

Other Factors. Other factors of corporate performance that may affect an executive’s compensation include succession planning consideration, realization of economies of scale through cost-saving measures, Lakeland Financial’s market share reputation in the communities which it serves, level of employee turnover, and other less subjective performance considerations. In addition, because the Compensation Committee believes strongly that our executives should be involved in the communities that we serve, the committee takes into consideration indirect and intangible business factors such as community involvement and leadership when reviewing executive compensation.

Comparison to Peer Group. In establishing the compensation of the named executive officers, the Compensation Committee utilizes market data regarding the compensation practices of other financial institutions of a similar asset size and complexity. Such institutions include, but are not limited to, the members of the peer group prepared by Pearl Meyer & Partners. For the 2019 compensation survey, the peer group generally included financial institutions with total assets of $3.5 billion to $12.6 billion, with a focus on institutions located in the central region of the United States. In some cases, however, the committee will consider data from additional financial institutions when warranted by relevant similarities, such as business-line focus and long-term operating and financial stability. For example, institutions with a similar focus on complex commercial lending may be considered by the committee even if they fall outside of the general asset size of our other peers. The committee believes this comprehensive practice is useful in creating an overall compensation program that is competitive in the marketplace and attracts and retains qualified, talented executives. While the committee believes that it is prudent to consider such comparative information in determining compensation practices, it does not set strict parameters for using this data. Rather, the committee uses comparative data to ensure that executive compensation is not inconsistent with appropriately defined peer organizations. Generally, the committee believes that the current executive officers of the Company have established a sound track record of long-term performance that warrants compensation at or around the median level of compensation among similarly situated financial institutions.

For purposes of peer analysis in assessing performance, Lakeland Financial generally considers a peer group that includes commercial banks of similar asset size, financial performance and organizational structure, as well as those that are key competitors for executive talent. Given the ever-changing landscape within the banking industry, the group of banks appropriate for comparative analysis is continually evolving. In connection with its 2019 analysis of the Company’s executive compensation programs, Pearl Meyer & Partners compiled a market reference group of 18 other publicly-traded bank holding companies headquartered in the central United States, with median assets of $6.1 billion and stable-to-strong performance history. Although the peer group is slightly smaller than in previous years, the Compensation Committee believes it is appropriate for comparative analysis. The committee determined that use of the peer group for 2020 compensation decisions was appropriate because the competitive market was generally unchanged. The companies included in this peer group are listed on the following page.

Park National Corporation – Newark, Ohio	First Commonwealth Financial Corp. – Indiana, Pennsylvania
Heartland Financial – Dubuque, Iowa	1st Source Corporation – South Bend, Indiana
Community Trust Bancorp – Pikeville, Kentucky	First Busey – Champaign, Illinois
First Merchants Corporation – Muncie, Indiana	Peoples Bancorp – Marietta, Ohio
Enterprise Financial Services – St. Louis, Missouri	Republic Bancorp – Louisville, Kentucky
Midland States Bancorp – Effingham, Illinois	Stock Yards Bancorp – Louisville, Kentucky
Tristate Capital Holdings, Inc – Pittsburgh, Pennsylvania	German American – Jasper, Indiana
Horizon Bancorp – Michigan City, Indiana	MidWestOne Financial – Iowa City, Iowa
QCR Holdings, Inc – Moline, Illinois	Mercantile Bank Corporation – Grand Rapids, Michigan

In addition, the Compensation Committee reviewed compensation survey data that is readily available to Lakeland Financial from industry sources such as Bank Director Magazine and the American Bankers Association.

Individual Performance. When evaluating the individual performance of the named executive officers, other than the CEO, the Compensation Committee takes into account Mr. Findlay’s assessment of individual performance, which assessment considers the executive’s efforts in achieving his or her individual goals each year, managing and developing employees and the enhancement of long-term relationships with customers, if applicable to the officer’s position. The measure of an executive officer’s individual performance and individual contribution to the overall Company performance depends, to a degree, on what steps are taken to increase revenues and implement cost-saving strategies and the outcome of such strategies. Each executive officer has different goals established that are intended to focus that executive’s contributions to the strategic goals of the Company. Individual goals for executive officers are developed by Mr. Findlay in consultation with each executive officer and recommended to the committee by Mr. Findlay for approval. The committee establishes Mr. Findlay’s goals after reviewing the Company’s annual strategic plan, annual budget plan and the goals of the other executive officers. Mr. Findlay is not present for the discussion or determination of his own compensation.

No Adjustments to Payouts for 2020 Performance. The Compensation Committee determined that it was in the best interest of the shareholders to allow the established performance thresholds and targets to stand in determining payouts under the EIB and LTI Plan for 2020. Although factors beyond the control of the management team resulted in lower-than-budgeted payouts under these plans, the Compensation Committee did not adjust performance criteria or make any adjustments to payouts based on the exceptional circumstances in 2020. The Compensation Committee continues to believe that the plans are well designed to fairly compensate employees and create appropriate alignment with shareholders. The Compensation Committee will engage Pearl Meyer & Partners to survey the executive compensation plans against peer banks and to assess overall executive compensation in 2021.

Compensation Decisions

This section describes the decisions made by the Compensation Committee with respect to the compensation for the named executive officers for 2020 and 2021.

Executive Summary. In reviewing an executive officer’s compensation, the Compensation Committee considers and evaluates all components of the officer’s total compensation package through the use of tally sheets. The use of tally sheets allows the committee to assess the executive’s aggregate compensation, including cash payments and non-cash incentives and benefits, in one concise document. The chart on the next page summarizes the major elements of executive officer compensation.

Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount	2020 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation to attract and retain executive talent.	Experience, industry knowledge, peer data, company performance and individual performance.	Base salary increases ranged from 3.0% to 7.6%.
Annual Bonus	Variable compensation component payable in cash. Target bonuses are established as a percentage of annual salary, and payment is capped at 150% of target.	Motivate and reward executives for performance on key operational, financial and individual objectives met during the course of the year.	Market practices with payout based on level of achievement of company and individual performance goals.	Annual bonus paid out at 93% of target based on net income performance. Individual payouts were each at 100%.
Long-Term Incentives	Variable compensation component payable in performance-based restricted stock units. Payments are capped at 150% of target.	Motivate executives to collectively produce outstanding results, encourage superior performance, increase productivity and aid in attracting and retaining key employees.	Market practices with payouts based on company performance.	2018-2020 LTI Plan paid out at 78% of target based on performance against three-year compound annual growth rate in revenue, earnings per share and return on beginning equity performance goals.
Other Compensation and Perquisites	Compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation to attract and retain executive talent.	Periodic assessment of competitive offerings.	No substantive change from prior years.

Our compensation decisions for 2020 and for 2021 factored in Lakeland Financial’s performance under key financial criteria, including return on beginning equity, return on average assets, revenue growth, diluted earnings per share growth, capital adequacy, efficiency ratio and asset quality. The committee believes that Lakeland Financial’s financial performance in 2020 was very strong, particularly in light of the global pandemic that challenged bank personnel and clients in unforeseen ways. When compared to its peer group, the Compensation Committee believes Lakeland Financial’s performance was good and, therefore, the committee weighed heavily Lakeland Financial’s relative performance when compared to its peers. Additionally, the Compensation Committee determined that the named executive officers performed well in satisfying their individual goals for 2020.

The following is a brief summary of additional compensation decisions of the Compensation Committee for 2020 and 2021:

•	bonus payments to named executive officers for 2020 were lower than bonuses for 2019 due to performance of Lakeland Financial in 2020 against its target, as discussed above;

•
although the 2021 LTI Plan target level grants were generally unchanged, for Ms. O’Neill the committee will slightly increase her grants beginning in 2021 to align with a percentage of her base salary consistent with the other executive officers; and

•	the amount of total compensation paid to Mr. Findlay was lower in 2020 than 2019 due to the lower payouts under the bonus program.

Base Salary. The salaries for 2020, determined by the Compensation Committee at the end of 2019, are set forth below in the 2020 Summary Compensation Table. In determining these salary levels, we considered the following factors, with no specific weighting applied to any single factor:

•	the compensation philosophy and guiding principles described above;
•	the performance of Lakeland Financial under key financial objectives;
•
the base salary paid to the officers in comparable positions at companies in the peer groups, generally using the median of total compensation as our point of reference if the officer’s overall performance and experience warrants such consideration;

•	the overall professional experience and background and the industry knowledge of the named executive officers and the quality and effectiveness of their leadership at Lakeland Financial;
•	all other components of executive compensation, including bonus, stock awards, retirement and death benefits, as well as other benefits and perquisites;
•
the performance of Lakeland Financial’s stock price, although it is not a key factor in considering compensation as the committee believes that the performance of the stock price is subject to factors outside the control of executive management; and

•	internal pay equity among Lakeland Financial executives.

At the end of 2020, the Compensation Committee determined the base salaries of the named executive officers for 2021. The committee approved raises for all of the named executive officers for 2021 based on the factors described above. The base salaries for 2020 and 2021 are set forth below.

		2021 Base	2020 Base	Percent
Name	Position	Salary	Salary	Change
David M. Findlay	President and Chief Executive Officer	$640,000	$615,000	4.1%
Lisa M. O’Neill	Executive Vice President, Chief Financial Officer	280,000	268,000	4.5%
Eric H. Ottinger	Executive Vice President, Chief Commercial Banking Officer	329,000	318,000	3.5%
Kristin L. Pruitt	Executive Vice President, Chief Administrative Officer	327,000	304,000	7.6%
Michael E. Gavin	Executive Vice President, Chief Credit Officer	255,000	247,500	3.0%

Annual Bonus. The Compensation Committee typically determines eligibility for annual bonus payments using the parameters defined in the Company’s Executive Incentive Bonus Plan (the “EIB Plan”), which is a performance-based bonus plan for selected Lake City Bank corporate officers, including the named executive officers. The committee retains the right to modify the program or withhold payment at any time. Since the EIB Plan’s inception in 2002, Lakeland Financial’s performance has warranted annual payments.

Eligible participants in the EIB Plan, including the named executive officers, may earn an annual performance-based bonus based on Lakeland Financial’s overall performance (“Company performance”) as well as the individual participant’s performance (“individual performance”). The total target bonus opportunity is a percentage of average rate of salary during the year. As set forth in the EIB Plan, 50% of the bonus earned is determined by Company performance and 50% is determined by individual performance. Generally, a participant must be employed through the date of payment to earn a bonus, but participants may earn a pro rata bonus at the actual level of performance upon the date of a qualifying retirement or if terminated in connection with a change in control. No unearned bonuses are payable in the event of a participant’s death or disability.

The payout for Company performance is based on our actual net income for that year compared to the targeted net income. We calculate this by using our net income after the 401(k) match and incentive compensation costs. The Compensation Committee approves a targeted net income amount after reviewing the previous year’s actual net income in conjunction with the Board’s and management’s expectations for that particular year. The target net income amount is generally increased each year in order to provide a proper level of incentive to the officers and, in the committee’s view, is not at a level that makes it substantially certain that the target will be obtained. The Company performance payout percentage is determined based upon achieving certain performance levels of net income as defined in the table below. The Company employs linear interpolation to determine the payout percentage in the event that actual net income falls between 70% and 90% of target, while the payout percentage is the actual percentage of target net income attained when actual net income equals or exceeds 90% of target, up to the maximum of 150%.

			Company
	Target		Performance
	Net Income	2020	Payout
Performance Level	Percentage	Net Income	Percentage
Maximum Performance	150%	$136,378,866	150%
Target Performance	100%	90,919,244	100%
Threshold Performance	70%	63,643,471	50%
<Threshold Performance	<70%	<63,643,471	0%

The actual net income used for bonus calculation 2020 was $84,337,000, or 93% of the targeted amount, and bonus payouts for Company performance were paid out at that level. Individual performance payouts under the EIB Plan are determined by the formulas described below, although the Compensation Committee reserves the right to modify the payouts in its sole discretion.

The payout for individual performance is determined by the participant’s achievement of individual performance goals that are established for the year. The Compensation Committee also has the discretion to reward achievements that are not the subject of any pre-established goals.

In 2020, the committee determined that the named executive officers performed well in achieving their respective individual performance goals. The percent of eligible salary and individual performance payout percentages for each named executive officer are listed in the table below.

		Individual
	Percent of	Performance
	Eligible	Payout
Name	Salary	Percentage
David M. Findlay	50%	100%
Lisa M. O’Neill	40%	100%
Eric H. Ottinger	40%	100%
Kristin L. Pruitt	40%	100%
Michael E. Gavin	40%	100%

The 2020 individual goals are set forth below:

David M. Findlay
•
Work with the Management Committee to implement the 2020 Strategic Plan, complete the strategic initiatives in the 2020 Strategic Plan and achieve financial performance targets contained in the 2020 budget.

•	Provide effective leadership of the Company’s Management Team.
•	Effectively coordinate senior management’s involvement with the Board.
•	Represent Lakeland Financial and Lake City Bank in the community.

Lisa M. O’Neill
•	Renegotiate key technology contracts.
•	Oversee bankwide data gathering and analysis strategies.
•	Develop summary board reporting tools.
•	Develop plan to address capital growth.
•	Expand partnership with retail banking leadership.

Eric H. Ottinger
•	Manage commercial and retail lending team to deliver budgeted revenue and loan growth.
•	Ensure completion of 2020 strategic initiatives.
•	Continue to expand partnerships with Retail, Corporate and Institutional Services and Wealth Advisory Group.
•	Develop more structured regional business development plans.

Kristin L. Pruitt
•	Oversee enterprise-wide policy and procedure review.
•	Streamline internal meeting calendar and agendas.
•	Oversee Corporate and Institutional Services leadership.
•	Coordinate People Development initiatives.
•	Transition legal and regulatory matters to new General Counsel.

Michael E. Gavin
•	Oversee enhanced appraisal process, including hiring of new Appraisal Manager.
•	Continue to implement leadership development for SVP – Credit Administration.
•	Conduct credit-related policy and procedure review.
•	Transition responsibilities to senior credit officers and plan for succession in North region.

For 2020, our overall performance and achievement of individual goals resulted in aggregate bonus payments of approximately $3.0 million paid to 259 employees and ranged from 3% to 47% of base salary. The bonuses paid to our named executive officers in 2021 and 2020 are included in the table below.

	Bonus Paid in 2021	Bonus Paid in 2020	Percentage
Name	for 2020 Performance	for 2019 Performance	Change
David M. Findlay	$285,975	$280,035	2.1%
Lisa M. O’Neill	99,696	93,298	6.9%
Eric H. Ottinger	118,296	98,841	19.7%
Kristin L. Pruitt	113,088	105,336	7.4%
Michael E. Gavin	92,070	90,100	2.2%

Long-Term Incentive Plan. The Company maintains an Amended and Restated Long-Term Incentive Plan (“LTI Plan”). The plan is designed to provide for performance-based payouts based upon key financial criteria over rolling three-year periods, which are recommended by Mr. Findlay and approved by the Compensation Committee. The Compensation Committee has made grants under the LTI Plan each year since the plan was implemented in 2006. At the discretion of the committee, awards under the LTI Plan consist of performance based restricted stock units rather than cash to provide for additional alignment with shareholders and stock price performance over the performance period.

The purpose of the LTI Plan is to motivate select officers, including our named executive officers, to collectively produce outstanding results, encourage superior performance, increase productivity and aid in attracting and retaining key employees. Mr. Findlay recommends, subject to the Compensation Committee’s approval, the performance measures and performance targets to be used for each performance period and the LTI bonus to be paid if certain required conditions are met. The committee currently utilizes three key financial measures: revenue growth rate, diluted earnings per share growth rate and average return on beginning equity. Performance targets can be based on a combination of Lakeland Financial’s goals, business unit and/or individual goals or on such other factors that the committee may determine and approve. Different performance targets may be established for different participants for any performance period, although currently all executives have the same performance targets.

Unless the Compensation Committee determines otherwise, a new three-year performance period will begin each year under the LTI Plan. Thus, the maximum number of performance periods open to measurement at any time is three. Our named executive officers and other select officers receive earned LTI Plan payouts on a yearly basis at the conclusion of each successive three-year performance period. The committee believes that, by making annual awards that consider Company performance over rolling three-year periods, the committee is incentivizing our named executive officers to focus on consistent and sustainable performance rather than taking outsized risks in any one particular year.

The amount of the LTI bonus awarded for each performance period is based upon achieving certain performance levels for each of the three measurement criteria as defined in the tables below. The Company employs linear interpolation to determine the payout in the event a measurement criterion falls between the threshold and target, or target and maximum, performance levels.

	3 Year Revenue Growth
	Performance Period
Performance Level	2021-2023	2020-2022	2019-2021	Vesting
Maximum Performance	6.50%	8.25%	13.25%	50% of target award
Target Performance	3.75%	4.75%	8.50%	33.33% of target award
Threshold Performance	1.60%	2.25%	5.00%	16.67% of target award
<Threshold Performance	<1.60%	<2.25%	<5.00%	0% of target award

	3 Year Diluted Earnings
	Per Share Growth
	Performance Period
Performance Level	2021-2023	2020-2022	2019-2021	Vesting
Maximum Performance	8.00%	8.00%	15.25%	50% of target award
Target Performance	4.50%	4.50%	8.50%	33.33% of target award
Threshold Performance	1.80%	2.25%	3.50%	16.67% of target award
<Threshold Performance	<1.80%	<2.25%	<3.50%	0% of target award

	3 Year Return on Average
	Beginning Equity Growth
	Performance Period
Performance Level	2021-2023	2020-2022	2019-2021	Vesting
Maximum Performance	15.75%	17.75%	19.50%	50% of target award
Target Performance	13.00%	14.50%	16.50%	33.33% of target award
Threshold Performance	9.75%	12.50%	14.25%	16.67% of target award
<Threshold Performance	<9.75%	<12.50%	<14.25%	0% of target award

The Compensation Committee directed management to accrue for the open periods at an amount equal to the sum of the percentages of the actual financial performance against the targeted performance levels, with each of the three criteria valued at 33.33% of the total accrual.

The Compensation Committee generally kept the grant share amounts the same as the prior year’s grants for the LTI Plan grants for 2021, but determined that Ms. O’Neill’s share grant should be increased to maintain the LTI grant value at a similar percentage of salary to the members of executive management. This action was taken to ensure that the equity compensation is fair to both participants and the Company’s shareholders.

The LTI Plan allows the Compensation Committee, at its discretion, to adjust performance goals and performance measure results for extraordinary events or accounting adjustments resulting from significant asset purchases or dispositions or other events not contemplated or otherwise considered by the committee when the performance measures and targets were set. No such adjustments have been made for any of the open LTI Plan years, as discussed above.

For the three-year performance period ended December 31, 2020, awards were paid at 78% of target, for a total of 62,000 shares paid to 43 individuals in accordance with the terms of the LTI Plan. The performance metrics and actual results for the 2018-2020 performance period were as follows:

	2018-2020		Weighted
	Target	Actual	Payout
Performance Metric	Performance	Performance	Percentage
3 Year Revenue Growth	8.00%	6.88%	27.98%
3 Year Diluted Earnings Per Share Growth	18.00%	13.96%	18.36%
3 Year Return on Average Beginning Equity Growth	16.25%	15.98%	31.34%

Payout Percentage			77.68%

The payouts to the named executive officers for the 2018-2020 and the 2017-2019 performance periods, which were payable in early 2021 and 2020, respectively, were as follows:

	Performance Period	Performance Period
	2018-2020	2017-2019
Name	Payout Shares	Payout Shares
David M. Findlay	12,480	21,546
Lisa M. O’Neill	4,212	7,182
Eric H. Ottinger	5,070	7,182
Kristin L. Pruitt	4,446	7,182
Michael E. Gavin	4,212	7,182

The target award that each named executive officer may earn under the 2019-2021, 2020-2022 and 2021-2023 performance periods is as follows:

	Performance Period	Performance Period	Performance Period
	2021-2023	2020-2022	2019-2021
	Target Share Award	Target Share Award	Target Share Award
Name	Payable in 2024	Payable in 2023	Payable in 2022
David M. Findlay	16,000	16,000	16,000
Lisa M. O’Neill	6,000	5,400	5,400
Eric H. Ottinger	6,500	6,500	6,500
Kristin L. Pruitt	6,500	6,500	6,000
Michael E. Gavin	5,400	5,400	5,400

Shares delivered pursuant to the LTI Plan, as described above, are currently granted under the shareholder-approved 2017 Equity Incentive Plan (the “2017 Equity Plan”). Pursuant to the terms of the 2017 Equity Plan and restricted stock unit award agreements governing the terms of the LTI Plan awards, unvested awards are forfeited upon termination of employment, other than a termination in connection with a change in control or due to the participant’s death, disability or retirement. Generally, awards granted in and after 2020 will vest at the target level of performance, prorated for the portion of the performance period during which the executive was employed, upon a participant’s death, disability, or qualifying retirement. In the event of a change in control, such awards will fully vest based upon actual performance through the date of the change in control if the participant incurs a qualifying termination of employment. For awards granted prior to 2020, awards will fully vest at the target level of performance in the event of a termination of employment due to death, disability, or in connection with a change in control of the Company.

No other stock-based awards were issued in 2020 to the named executive officers under our 2017 Equity Incentive Plan, as set forth on the 2020 Outstanding Equity Awards at Fiscal Year End Table.

All Other Compensation and Perquisites. While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the committee typically does not adjust the level of benefits offered on an annual basis. The committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. It is our belief that perquisites for executive officers should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region. Due to this philosophy, Lakeland Financial has generally provided nominal benefits to executives that are not available to all full-time employees and we plan to continue this approach in the future. The benefits offered in 2020 to the named executive officers will continue for 2021. The perquisites received by the named executive officers in 2020 are reported in the 2020 Summary Compensation Table.

Change in Control and Employment Agreements. The Company has change in control agreements with each of Messrs. Findlay, Ottinger and Gavin, and Messes. O’Neill and Pruitt. The change in control agreements are discussed more fully in the Potential Payments upon Termination or Change in Control section below.

Assessment of Compensation Risk

The Compensation Committee has reviewed and discussed this CD&A and Analysis with executive management.

In 2020, the Compensation Committee completed its thorough annual review of all compensation programs offered at Lakeland Financial and Lake City Bank, including those described in this CD&A, to determine whether any aspect of the plans or programs encourages excessive or unnecessary risk taking that would adversely affect the long-term value or performance of Lakeland Financial. Based on the risk assessment process, which is more fully described below, the committee concluded that the compensation plans and programs, considered individually and as a whole, do not encourage excessive risk taking and are designed to encourage and reward decisions that create long-term shareholder value in a manner consistent with the Company’s core values.

The senior risk officer compiled an inventory of the design features of all incentive compensation plans and programs for purposes of assessing the potential for encouraging excessive or unnecessary risk taking that could threaten the value of the enterprise and presented this inventory to the Compensation Committee. The committee then considered how the structure of each plan or program impacted risk taking of plan participants. In addition, the committee examined Lakeland Financial’s compensation plans and programs in light of recent incentive compensation failures in the marketplace.

In analyzing the risks inherent in the Company’s annual bonus plan, as described under the Annual Bonus section above, the Compensation Committee determined as follows:

•	Bonus amounts are tied to financial performance and personal performance against individualized goals, including non-financial goals.

•	Threshold goals are reasonably achievable with good performance and are sufficiently challenging but not overly difficult.

•	Payouts are interpolated based on percentage of net income achieved.

•	Reasonable bonus maximums exist as part of an overall balanced pay mix.

With respect to the LTI Plan as described under the Long-Term Incentive Plan section above, the committee concluded that the plan was well designed to align the Company’s strategic objectives with long-term value creation for the following reasons:

•	Performance metrics factor in risk of capital and measures that take into consideration balance sheet, income statement and equity factors.

•
Threshold goals are reasonably achievable with good performance and are sufficiently challenging but not overly difficult. The LTI Plan includes neither steep cliffs for not achieving goals nor exponential upside for achieving them. Reasonable leverage exists above threshold goals to achieve maximum payouts.

•	Incentives are capped at reasonable levels.

•	Maximum awards are an appropriate portion of total pay.

•	The three-year performance period discourages measures that do not benefit the Company over the long term.

•	Denomination in Company stock gives incentive to focus on sustained value creation, and further alignment with shareholder interests.

The Compensation Committee completed similar analyses for the other compensation programs available to employees, and concluded that the amounts provided under such programs are reasonable as part of a balanced pay mix and appropriately incentivize performance without encouraging the manipulation of earnings, other performance metrics, or other improper behavior in order to enhance the benefits payable under such programs.

The Compensation Committee then reviewed the overall executive compensation structure and reached the following conclusions, based on the following key risk categories:

•
Strategic Risk:  The Compensation Committee determined that, overall, the performance metrics align with the Company’s strategy and objectives for long-term value creation for our shareholders, properly reward various performance outcomes, and account for risk over a longer-term time horizon.

•
Cultural Risk:  Lakeland Financial has strong corporate values that emphasize ethical behavior, actions that contribute to building long-term value rather than short-term performance, teamwork and investment in people and infrastructure. Our senior executives have little incentive to be overly focused on short-term stock price performance.

•
Governance Risk:  The Compensation Committee is independent, has access to consultants and other advisers independent of management, has an appropriate level of expertise and is fully educated on all material incentive plans and programs.

•
Pay-Mix Risk:  Lakeland Financial has market-competitive salaries which reduce pressure on short-term performance as a barrier to reasonable annual compensation. The Compensation Committee believes the mix between short-term and longer-term incentives is appropriately balanced.

•
Performance Measurement Risk:  The Compensation Committee has a disciplined process of establishing goals for and evaluating the performance of Mr. Findlay in executive sessions at which he is not present. The committee also reviews and approves Mr. Findlay’s goals for and performance assessments of the other named executive officers. Financial performance measures consider the income statement, balance sheet and statement of cash flows so that management is accountable for all aspects of Lakeland Financial’s financial health. The Company considers both financial and non-financial performance outcomes in assessing executives’ performance and compensation.

•
Annual Incentive Risk:  Executives’ annual bonuses are earned based on both financial and non-financial performance. Target bonuses are reasonably achievable with good performance. The Compensation Committee believes the goals are challenging, but not overly difficult. The bonus payout curves do not use steep cliffs for target bonus or exponential payouts for maximum payouts.

•
Long-Term Incentive Risk:  The LTI Plan uses different performance metrics and measurement periods than annual incentives so that short-term performance is not overemphasized. Restricted stock units under the LTI Plan do not use overly stretched goals or accelerated payout curves. The target and maximum payouts under the LTI Plan are reasonable in light of our overall pay mix. Long-term incentives focus on measures of sustainable value creation for long-term investors.

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive, and does not encourage imprudent risk-taking or other improper behavior.

In making this determination, the Compensation Committee considered many factors, including:

•	Management has positioned Lakeland Financial for future success through the planning and execution of Lakeland Financial’s strategic plan.
•	Management has consistently led Lakeland Financial to strong levels of performance in recent years.
•	The shareholder return performance of Lakeland Financial over the past five years has outpaced the performance of companies in Lakeland Financial’s peer group.
•	Lakeland Financial is well positioned in the communities it serves as a result of the direction that this management team has taken the Company.

Compensation Committee Interlocks and Insider Participation

The persons submitting the compensation committee report listed previously were the only persons who served on the Compensation Committee of the Board during the last fiscal year.

COMPENSATION COMMITTEE REPORT

Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Lakeland Financial’s Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted by:
Blake W. Augsburger
Daniel F. Evans, Jr.
Thomas A. Hiatt
Emily E. Pichon
M. Scott Welch

Members of the Compensation Committee

EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers in 2020, 2019 and 2018.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
Name and			Stock	Incentive	Deferred	All Other
Principal			Awards	Plan	Compensation	Compensation
Position	Year	Salary(1)	(2)(3)	Compensation	Earnings(4)	(5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
David M. Findlay	2020	$637,281	$711,040	$285,975	---	$24,454	$1,658,750
President and	2019	593,369	685,511	280,035	---	23,073	1,581,988
Chief Executive	2018	566,527	734,928	279,578	---	23,138	1,604,172
Officer
Lisa M. O’Neill	2020	276,769	239,976	99,696	---	17,712	634,153
Executive Vice	2019	247,385	231,360	93,298	---	18,441	590,484
President, Chief	2018	238,769	248,038	97,920	---	18,639	603,367
Financial Officer
Eric H. Ottinger	2020	329,897	288,860	118,296	---	24,747	761,800
Executive Vice	2019	310,525	278,489	98,841	---	28,456	716,311
President, Chief	2018	288,923	298,565	109,136	---	28,604	725,228
Commercial Banking
Officer
Kristin L. Pruitt	2020	313,846	288,860	113,088	---	23,245	739,039
Executive Vice	2019	278,462	257,067	105,336	---	20,033	660,898
President, Chief	2018	258,923	261,818	106,080	---	20,439	647,261
Administrative Officer
Michael E. Gavin(6)	2020	256,532	239,976	92,070	$10,297	22,057	620,932
Executive Vice
President, Chief
Credit Officer

(1)	Salary reported includes amounts deferred at the officer’s election pursuant to the Company’s deferred compensation plans.
(2)
For 2020, represents the grant date fair value calculated in accordance with FASB ASC Topic 718 for performance-based restricted stock unit awards granted under our LTI Plan for the 2020-2022 performance period. For 2019, represents such grant date fair value for performance-based restricted stock unit awards granted under our LTI Plan for the 2019-2021 performance period. For 2018, represents such grant date fair value for performance-based restricted stock unit awards granted under our LTI Plan for the 2018-2020 performance period. Because the currently outstanding restricted stock units do not pay or accumulate dividend equivalents during the applicable three-year vesting periods, these amounts were calculated based on the Company’s closing share price on the date of grant discounted by the present value of the dividends expected to be paid on the underlying shares during the vesting period. Expected dividends are calculated using the most recent dividend rate declared by the Board on the grant date. The Company uses a discount rate equal to the three year Treasury rate on the grant date. See the discussion of equity awards in Note 15 of the Notes to Consolidated Financial Statements for Lakeland Financial’s financial statements for the year ended December 31, 2020 for further information regarding these awards.

(3)
The above values are based on the probable outcome of performance conditions at the time of grant. The maximum value that could be paid out based on performance for each individual under the respective performance-based restricted stock unit award is as follows:

Name	2020	2019	2018
David M. Findlay	$1,066,560	$1,028,160	$1,102,320
Lisa M. O’Neill	359,964	347,004	372,033
Eric H. Ottinger	433,290	417,690	447,818
Kristin L. Pruitt	433,290	385,560	392,702
Michael E. Gavin	359,964	---	---

(4)
Amounts reflect the aggregate increase in the actuarial present value of the named executive officers’ accumulated benefit under the Lakeland Financial Corporation Pension Plan during 2020. No named executive officer received preferential or above-market earnings on deferred compensation.

(5)	The amounts for 2020 set forth in column (g) as “all other compensation” include 401(k) plan matching contributions, country club memberships and cell phone stipends we paid as follows:

	401(k)	Cell Phone	Country Club
Name	Match	Stipend	Membership	Total
David M. Findlay	$15,903	$1,809	$6,742	$24,454
Lisa M. O’Neill	15,903	1,809	---	17,712
Eric H. Ottinger	15,903	1,809	7,035	24,747
Kristin L. Pruitt	15,903	1,809	5,533	23,245
Michael E. Gavin	15,903	1,809	4,345	22,057

(6)	Mr. Gavin was not a named executive officer prior to 2020.

2020 Grants of Plan-Based Awards Table

The following table provides information on annual cash bonuses under our Executive Incentive Bonus Plan and on long-term equity performance awards under our Amended and Restated Long-Term Incentive Plan. These plans are described in more detail in the Compensation Discussion and Analysis section. The estimated amounts set forth in the table are subject to the terms of the respective plan and Company and individual performance, as described in the Compensation Discussion and Analysis section.

			Estimated Future Payouts Under Non-			Estimated Future Payouts Under
			Equity Incentive Plan Awards			Equity Incentive Plan Awards(3)
									Grant Date
									Fair Value
									of Stock
			Threshold	Target	Maximum	Threshold	Target	Maximum	and Option
Name	Grant Date		($)	($)	($)	(shares)	(shares)	(shares)	Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
David M. Findlay
LTI Plan	2/4/2020(1)					8,000	16,000	24,000	$711,040
Executive Incentive Bonus Plan	---	(2)	$153,750	$307,500	$461,250
Lisa M. O’Neill
LTI Plan	2/4/2020(1)					2,700	5,400	8,100	239,976
Executive Incentive Bonus Plan	---	(2)	53,600	107,200	160,800
Eric H. Ottinger
LTI Plan	2/4/2020(1)					3,250	6,500	9,750	288,860
Executive Incentive Bonus Plan	---	(2)	63,600	127,200	190,800
Kristin L. Pruitt
LTI Plan	2/4/2020(1)					3,250	6,500	9,750	288,860
Executive Incentive Bonus Plan	---	(2)	60,800	121,600	182,400
Michael E. Gavin
LTI Plan	2/4/2020(1)					2,700	5,400	8,100	239,976
Executive Incentive Bonus Plan	---	(2)	49,500	99,000	148,500

(1)
Represents possible payments pursuant to the LTI Plan for the performance period running from 2020-2022. The plan is described in the section entitled “Long-Term Incentive Plan” in the Compensation Discussion and Analysis section.

(2)
Represents possible payments pursuant to the Executive Incentive Bonus Plan for 2020 performance. The plan is described in the section entitled “Annual Bonus” in the Compensation Discussion and Analysis section. The bonus payout for 2020 performance is shown in the column entitled “Non Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(3)	The Compensation Discussion and Analysis describes the performance conditions applicable to these grants under Compensation Decisions – Long-Term Incentive Plan.

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning outstanding option awards and stock awards at December 31, 2020 held by the individuals named in the Summary Compensation Table. Market values for outstanding stock awards are based on the closing price of Lakeland Financial stock on December 31, 2020 (the last trading day of the year) of $53.58.

		Equity Incentive	Equity Incentive Plan
		Plan Awards:	Awards: Market or
		Number of Unearned	Payout Value of
		Shares, Units or Other	Unearned Shares, Units
		Rights That Have Not	or Other Rights That
Name	Grant Date	Vested	Have Not Vested
(a)	(b)	(i)(1)	(j)(1)
David M. Findlay	2/4/20	16,000	$857,280
	2/5/19	8,000	428,640
	1/1/18	16,000	857,280
Lisa M. O’Neill	2/4/20	5,400	289,332
	2/5/19	2,700	144,666
	1/1/18	5,400	289,332
Eric H. Ottinger	2/4/20	6,500	348,270
	2/5/19	3,250	174,135
	1/1/18	6,500	348,270
Kristin L. Pruitt	2/4/20	6,500	348,270
	2/5/19	3,000	160,740
	1/1/18	5,700	305,406
Michael E. Gavin	2/4/20	5,400	289,332
	2/5/19	2,700	144,666
	1/1/18	5,400	289,332

(1)
The awards reflected above vest based upon the achievement of certain performance thresholds over a three-year period, as described in the section entitled “Long-Term Incentive Plan” in the Compensation Discussion and Analysis section above. Restricted stock units subject to awards made in 2020, 2019, and 2018 vest, if at all, on January 1 of 2023, 2022, and 2021, respectively. Based on actual performance during the performance periods through December 31, 2020, the 2020 and 2018 awards are reported at target performance and the 2019 awards are reported at threshold performance.

2020 Option Exercises and Stock Vested Table

The following table sets forth information concerning the exercise of options and the vesting of stock awards in 2020 by the individuals named in the Summary Compensation Table.
	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Vesting(1)	Vesting(2)
(a)	(d)	(e)
David M. Findlay	21,546	$1,056,400
Lisa M. O’Neill	7,182	352,133
Eric H. Ottinger	7,182	352,133
Kristin L. Pruitt	7,182	352,133
Michael E. Gavin	7,182	352,133

(1)
Shares include restricted stock units under the LTI Plan that vested in 2020 for the 2017 – 2019 performance period. In determining the attainment of performance measures under the LTI Plan that vested in 2020 for the 2017 – 2019 performance period, the impact of the 2017 Tax Cuts and Jobs Act was excluded as an extraordinary event.

(2)
Amounts reflect the value realized upon vesting of restricted stock units based on a closing price of Lakeland Financial stock of $49.03 on January 2, 2020, the next trading day following the date of vesting.

Pension Benefits

The following table provides information as of December 31, 2020 for each of our named executive officers regarding the actuarial present value of the officer’s total accumulated benefit under our defined benefit retirement plan, the Lakeland Financial Corporation Pension Plan.
		Number of		Payments
		Years Credited	Present Value of	During Last
Name	Plan Name	Service(1)	Accumulated Benefit(2)	Fiscal Year
(a)	(b)	(c)	(d)	(e)
David M. Findlay	---	---	---	---
Lisa M. O’Neill	---	---	---	---
Eric H. Ottinger	---	---	---	---
Kristin L. Pruitt	---	---	---	---
Michael E. Gavin	Lakeland Financial Corporation Pension Plan	8	$78,425	---

(1)	Although Mr. Gavin has 28 years of actual service with the Company, he has only 8 years of service credit as the plan was frozen with respect to future benefit accruals in 2000.

(2)
See the discussion of pension and other post retirement plans in Note 11 to the Consolidated Financial Statements for Lakeland Financial’s financial statements for the year ended December 31, 2020 for further information regarding the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

Our defined benefit retirement plan covers certain employees over 21 years of age with more than one year of service. Effective April 1, 2000, we amended the plan to freeze the accrual of benefits to participants under the plan. As a result of this amendment, employees who were not participants in the plan as of March 31, 2000 are not able to become participants under the plan. In addition, all benefits previously accrued under the plan by participants were frozen in place, and continuing employment with us will not increase the employee’s benefits upon retirement. Normal retirement age is 65. Participants received credit for 2 1/2% of their average salary for each year up to 20 years of service or through March 31, 2000, whichever occurred first.

The principal benefit under this plan is a lifetime annuity for the joint lives of participants and their spouses. This amount is offset by social security benefits. On December 31, 1985, the then existing plan was terminated and the latest plan (which is now frozen) was adopted effective January 1, 1986. Participants in the terminated plan were paid cash or received annuities for their earned benefits as of December 31, 1985. The amounts paid for annuities purchased as a part of the plan termination will reduce the benefits to be paid out of the latest plan.
Nonqualified Deferred Compensation

Effective January 1, 2004, we adopted the Lake City Bank Deferred Compensation Plan. The purpose of the plan is to provide an option for salary deferrals at the participant’s voluntary election for certain individuals without regard to statutory limitations under tax qualified plans. The plan is available to all of our executive officers. The plan is funded solely by participant contributions and does not receive a Company match. Participants may defer a portion of their salary or bonus under the plan. Deferred amounts are tracked by the Company in a deferral account. The Company will credit earnings and losses to the participant’s deferred account based on the performance of one or more measurements funds selected by the participant from a pool of measurement funds selected by the Compensation Committee. The participant’s deferred account balance will be distributed in a lump sum following the participant’s termination of employment or death. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement on or after the participant’s attainment of age 55 and five years of service, but may not make withdrawals during their employment, except in the event of a financial hardship as approved by the Compensation Committee, or if the participant makes an in service distribution election prior to the time of the deferral in accordance with the terms of the plan. All deferral elections and associated distribution schedules are irrevocable. Earnings or losses on deferrals are the result of market performance of the selected investments.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY	in Last FY	Last FY	Distributions	Last FYE
(a)	(b)	(c)	(d)	(e)	(f)
David M. Findlay(1)	$176,007	---	$882,601	---	$3,997,025
Lisa M. O’Neill(2)	5,000	---	2,667	---	13,047
Eric H. Ottinger(3)	30,129	---	22,947	---	115,940
Kristin L. Pruitt(4)	42,099	---	37,434	$52,809	256,365
Michael E. Gavin	---	---	---	---	---

(1)
With respect to Mr. Findlay, $120,000 and $56,007 of the 2020 contributions were reported in the Summary Compensation Table as salary and non-equity incentive compensation, respectively. The 2020 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table. $1,728,156 of the aggregate balance as of December 31, 2020 has been reported as compensation to the executive in the Summary Compensation Table in previous years.

(2)
With respect to Ms. O’Neill, $5,000 of the 2020 contributions was reported in the Summary Compensation Table as salary and non-equity incentive compensation. The 2020 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table. $5,000 of the aggregate balance as of December 31, 2020 has been reported as compensation to the executive in the Summary Compensation Table in previous years.

(3)
With respect to Mr. Ottinger, $23,210 and $6,919 of the 2020 contributions were reported in the Summary Compensation Table as salary and non-equity incentive compensation. The 2020 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table. $54,871 of the aggregate balance as of December 31, 2020 has been reported as compensation to the executive in the Summary Compensation Table in previous years.

(4)
With respect to Ms. Pruitt, $31,566 and $10,534 of the 2020 contributions were reported in the Summary Compensation Table as salary and non-equity incentive compensation, respectively. The 2020 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table. $163,770 of the aggregate balance as of December 31, 2020 has been reported as compensation to the executive in the Summary Compensation Table in previous years.

As noted above, all contributions to the plan are funded solely by voluntary participant contributions, which represent a deferral of annual salary or non-equity incentive compensation, and there are no Company matching contributions. All aggregate earnings shown above represent investment and interest return on participant contributions.
Potential Payments Upon Termination or Change in Control

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the named executive officers would be entitled upon a hypothetical termination of employment as of December 31, 2020. As is more fully described below, all of the named executive officers were subject to change in control agreements with Lakeland Financial that were in effect on December 31, 2020 (each, a “Change in Control Agreement”), which provide for payments and benefits to a terminating executive in connection with a change in control of Lakeland Financial. Except for the payments and benefits provided by the Change in Control Agreements, all other payments and benefits provided to any named executive officer upon termination of employment are the same as the payments and benefits provided to other eligible executives of Lakeland Financial. For purposes of estimating the value of certain equity awards, we have assumed a price per share of our common stock of $53.58, which was the closing price of our stock on December 31, 2020, the last trading day of the year.

				Termination, by the
				Company Other
				than for Cause,
				or by the Executive
			Termination-	for Good Reason, in
		Voluntary	Death or	Connection with
Name	Type of Payment	Retirement	Disability	Change in Control(1)
David M. Findlay	Cash Severance Payment	---	---	$1,845,000
	LTI Plan(2)	$857,280	$1,143,040	1,405,939
	Executive Incentive Bonus Plan(3)	285,975	---	285,975
	Continuation of Medical/Dental Benefits(4)	---	---	34,229
	Total Termination Benefits	$1,143,255	$1,143,040	$3,571,143

Lisa M. O’Neill	Cash Severance Payment	---	---	$750,400
	LTI Plan(2)	---	$385,776	474,504
	Executive Incentive Bonus Plan(3)	---	---	99,696
	Continuation of Medical/Dental Benefits(4)	---	---	34,229
	Total Termination Benefits	---	$385,776	$1,358,829

Eric H. Ottinger	Cash Severance Payment	---	---	$890,400
	LTI Plan(2)	---	$464,360	571,163
	Executive Incentive Bonus Plan(3)	---	---	118,296
	Continuation of Medical/Dental Benefits(4)	---	---	34,229
	Total Termination Benefits	---	$464,360	$1,614,088

Kristin L. Pruitt	Cash Severance Payment	---	---	$851,200
	LTI Plan(2)	---	$437,570	544,373
	Executive Incentive Bonus Plan(3)	---	---	113,088
	Continuation of Medical/Dental Benefits(4)	---	---	490
	Total Termination Benefits	---	$437,570	$1,509,151

Michael E. Gavin	Cash Severance Payment	---	---	$693,000
	LTI Plan(2)	$289,332	$385,776	474,504
	Executive Incentive Bonus Plan(3)	92,070	---	92,070
	Continuation of Medical/Dental Benefits(4)	---	---	22,618
	Total Termination Benefits	$381,402	$385,776	$1,282,192

(1)
Amounts set forth are gross amounts payable upon a termination without cause or a resignation by the executive for good reason (a “Termination”) in connection with a change in control and are subject to a modified 280G cutback provision, which may result in a reduced payment.

(2)
Under the LTI Plan a prorated portion of outstanding awards will vest upon a qualifying retirement, with such number determined based upon target performance for the portion of the performance period during which the retiring executive was employed. Only Messrs. Findlay and Gavin would qualify for such treatment upon a retirement as of December 31, 2020. LTI Plan awards made prior to 2020 become fully vested at target performance upon the participant’s death or disability, while awards made in and after 2020 will be prorated based upon the period during which the executive was employed. Upon a termination in connection with a change in control, outstanding LTI Plan awards made prior to 2020 fully vest at target performance in accordance with the 2017 Equity Incentive Plan and applicable award agreements, while awards made in and after 2020 will vest based upon actual performance though the date of the change in control.

(3)
Under the Executive Incentive Bonus Plan, a participant forfeits his or her bonus eligibility upon terminating employment prior to the date of payment. However, a prorated bonus is payable to a participant upon a qualifying retirement, based upon actual performance under relevant performance metrics through the date of such retirement. Only Messrs. Findlay and Gavin would qualify for such treatment upon a retirement as of December 31, 2020. The calculations above assume a level of individual and Company performance of 93%. In addition, in the event of a termination in connection with a change in control of the Company, bonuses for any completed performance periods are payable. For purposes of the table above, it is assumed that each executive’s employment terminated on December 31, 2020 and therefore the above table includes the full 2020 bonus amounts.

(4)	Because our medical and dental benefit plans are self-funded, we have estimated the amounts due for 18 months of medical, dental and vision benefits based on our monthly COBRA continuation rates.

Accrued Pay, Certain Retirement Benefits and Vested Equity Awards. The amounts reflected in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, or amounts that are fully vested under the terms of the applicable plan. These include:

•	Accrued salary and vacation pay.
•	Regular pension benefits under our defined benefit retirement plan. See “2020 Pension Benefits” above.
•
Distributions of plan balances under our 401(k) plan and the Lake City Bank Deferred Compensation Plan (the “Deferred Compensation Plan”). See “Nonqualified Deferred Compensation” above for information on current account balances and an overview of the Deferred Compensation Plan.

Disability, Death and Retirement. As described below, a termination of employment due to disability does not entitle the named executive officers to any payments or benefits that are not available to salaried employees generally. As is the case with any other eligible participant under our LTI Plan (as described in the Compensation Discussion and Analysis above), termination of employment due to retirement will entitle the named executive officers to a prorated payout under such plan. In addition, as is also the case with any other eligible participant under our Executive Incentive Bonus Plan (as described in the Compensation Discussion and Analysis above), termination of employment due to retirement will entitle the named executive officers to a prorated bonus under such plan. All employees, including the named executive officers, who receive awards under our 2017 Equity Incentive Plan will immediately vest in any unvested awards held by such employee in the event of a termination due to disability or death, although awards made in and after 2020 will be prorated based upon the period during which the employee was employed.

Acceleration of Vesting Upon a Change in Control. All employees, including the named executive officers, who receive awards under our 2017 Equity Incentive Plan will immediately vest in any unvested awards held by such employee if (1) the 2017 Equity Incentive Plan and the respective award agreements are not fully assumed in a change in control or (2) the 2017 Equity Incentive Plan and the respective award agreements are fully assumed in the change in control and the employee is terminated by the Company without cause or the employee resigns for good reason. In such instances, awards made prior to 2020 will fully vest based upon target performance, while awards made in and after 2020 will vest based upon actual performance through the date of the change in control.

Change in Control Agreements. Other than as is provided in the Change in Control Agreements, and except as is provided in accordance with the terms of our 2017 Equity Incentive Plan, no named executive officer will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control.

In the case of a termination of employment by the Company without cause, or by the executive for good reason, within 6 months prior to, or 24 months immediately following, a change in control, the Change in Control Agreements provide for the following:

•
Payment, in a single lump sum, of a severance benefit equal to two times the sum of (i) the greater of the executive’s then current base salary or the executive’s annual base salary as of the date one day prior to the change in control and (ii) the greater of the executive’s target annual performance bonus or the amount of the average annual performance bonus paid (or payable) to the executive for the most recently completed three fiscal years of the Company prior to the year in which the termination of employment occurs.

•
To the extent the executive (or any of the executive’s dependents) was eligible to be covered under the terms of our medical and dental plans for active employees immediately prior to his or her termination date, we will provide the executive (and his dependents, if any), at the Company’s cost, with equivalent coverages for up to 18 months following termination of employment, provided the executive elects COBRA coverage. In the event that the executive (and/or his or her dependents, if any) become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to our plan benefits, coverage under our plans will cease for the executive (and/or his or her dependents, if any).

•
Payment of any earned but unpaid salary for the period ending on the termination date, any earned but unpaid annual performance bonus for performance periods completed before the termination date, any accrued but unpaid vacation, and any unreimbursed business expenses.

The change in control benefits described above are subject to a modified 280G cutback provision which provides for a reduction in payments to the extent that such reduction would confer a greater after-tax benefit to the executive after taking into account all income, employment and excise taxes.

The Company entered into revised Change in Control Agreements with the named executive officers effective March 1, 2016 that, among other things, modified the “double-trigger” provision described above, conditioned the receipt of the change in control payment on the executive’s execution of a release and waiver of claims against the Company, and increased the geographic scope (but reduced the duration) of the non-compete covenant described below.

In exchange for the payments and benefits provided under the Change in Control Agreements, the executives agree to be bound by a one-year restrictive covenant, which will be effective throughout the geographic area within a 60-mile radius from the location of any office of the Company operating at the time of the executive’s termination of employment. The restrictive covenant will prohibit the executive from competing, in any way, with the Company for the one-year period following the executive’s termination of employment.

CEO Pay Ratio

For our 2021 CEO Pay Ratio disclosure, we calculated our median employee as of December 31, 2020 payroll using our entire employee population. The compensation we used to determine our median employee was the same as that used in the summary compensation table for our named executive officers, including our CEO, with the exception of any positive pension earnings. As previously discussed, our pension plan was frozen in 2000 therefore this benefit is not available to employees hired since the plan was frozen, including our CEO. This information is also not practicably available for the entire employee population. We annualized the salary of full-time employees hired during the year and the salary of part-time permanent employees hired during the year was annualized at their part-time rate. Based on this methodology, the total compensation of our median employee was $45,698. The total compensation of our CEO was $1,658,750 and the ratio of this to our median employee was approximately 36:1. The decrease in our CEO Pay Ratio from the 2020 disclosure is due to an increase of 23% in our median employee total compensation versus an increase of 5% in our CEO total compensation.

Tax Deductibility of Compensation

Lakeland Financial seeks to maximize the tax deductibility of all elements of compensation. Section 162(m) of the Code will generally disallow a corporate tax deduction for compensation paid to certain officers in excess of $1 million, unless the compensation meets an exception as performance-based compensation and is paid pursuant to a written binding contract which was in effect prior to November 2, 2017 and which has not subsequently been materially modified. While we try to structure compensation plans and programs to ensure deductibility, we may approve compensation amounts that do not qualify for deductibility when we deem it to be in the best interest of Lakeland Financial.

PROPOSAL NO. 2 – ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 as amended, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder require publicly traded companies, such as Lakeland Financial Corporation, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. In accordance with these requirements, we are providing shareholders with an advisory vote on the compensation of our executive officers at the 2021 annual meeting.

As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of Lakeland Financial’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2020. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our executive officers in fiscal year 2020 reflects and supports these compensation policies and procedures.

The following resolution is submitted for shareholder approval:

“RESOLVED, that Lakeland Financial Corporation’s shareholders approve, on an advisory basis, its executive compensation as described in the section captioned ‘Compensation Discussion and Analysis’ and the tabular disclosure regarding named executive officer compensation under ‘Executive Compensation’ contained in the Company’s proxy statement, dated March 4, 2021.”

Approval of this resolution requires the affirmative vote of a majority of the shares voted on this matter at the annual meeting. While this advisory vote on executive compensation, commonly referred to as a “say-on-pay” advisory vote, is required, it is not binding on our Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board recommends shareholders vote to approve the overall compensation of our named executive officers by voting “FOR” this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Company’s management is responsible for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the effectiveness of internal control over financial reporting.

The Audit Committee is governed by a charter. A copy of the committee’s current charter is available on the Investor Relations section of the Company’s website at www.lakecitybank.com. As of December 31, 2020, the committee was comprised solely of independent directors. Brian J. Smith has been designated by the Board as an audit committee financial expert as defined by the SEC.

The Audit Committee reviews with the internal auditors and the independent registered public accounting firm, with and without management present, the effectiveness of our system of internal controls and internal audit procedures; reports of bank regulatory agencies and monitoring of management’s compliance with recommendations contained in those reports; actions by management on recommendations of the independent registered public accounting firm and internal auditors; and the audited financial statements.

The Audit Committee is also responsible for selecting, appointing and overseeing our independent registered public accounting firm. The Audit Committee performs an annual evaluation of the independent registered public accounting firm and the lead partner concerning the qualifications, performance and independence of the auditors by considering the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee also participates in discussions of audit and audit related fees and approves all fees and services of the independent registered public accounting firm. Based on the outcome of the evaluation and discussions, the Audit Committee has appointed Crowe LLP as the Company’s independent registered public accounting firm as of and for the year ending December 31, 2021.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2020 with our management and Crowe LLP, our independent registered public accounting firm. The committee has also discussed with Crowe LLP the matters required to be discussed by Public Company Oversight Board AS16 (Auditing Standards Communications with Audit Committees) as well as having received and discussed the written disclosures and the letter from Crowe LLP required by the Public Company Accounting Oversight Board Rule 3526, communication with Audit Committees concerning independence.

Based on the review and discussions with management and Crowe LLP, the Audit Committee has recommended to the Board that the audited financial statements be included in our annual report on Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Submitted by:
Robert E. Bartels, Jr.
Emily E. Pichon
Steven D. Ross
Brian J. Smith
Bradley J. Toothaker
Ronald D. Truex

Members of the Audit Committee

PROPOSAL NO. 3 – RATIFICATION OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

Shareholders are also being asked to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2021. If the appointment of Crowe LLP is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and Board. Representatives of Crowe LLP are expected to be present at the virtual annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by shareholders.

Fees Paid to Independent Registered Public Accounting Firm

	2020	2019
Audit Fees	$443,250	$429,500
Audit-Related Fees	84,095	116,995
Tax Fees	64,085	64,500
All Other Fees	0	0
Total	$591,430	$610,995

Audit Fees. Audit fees consist of the aggregate fees billed or expected to be billed by Crowe LLP for its audit of Lakeland Financial’s annual financial statements for fiscal years 2020 and 2019, for its required reviews of our unaudited interim financial statements included in our Quarterly Reports on Form 10-Qs filed during fiscal 2020 and 2019, for the integrated audit of internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act and for consents and assistance with documents filed with the SEC.

Audit-Related Fees. Audit-related fees consist of the aggregate audit-related fees billed by Crowe LLP for fiscal years 2020 and 2019 for services which included employee benefit plan audits, captive insurance subsidiary audit and accounting and financial reporting-related consultations.

Tax Fees. Tax fees consist of the aggregate fees for tax-related services billed by Crowe LLP for fiscal years 2020 and 2019 for professional services rendered for tax compliance, tax advice and tax planning which included assistance with the preparation of Lakeland Financial’s and subsidiaries’ tax returns and guidance with respect to estimated tax payments and for assistance relating to maintaining a real estate investment trust and for assistance related to maintaining a captive insurance company.

All Other Fees. We did not incur any other fees from Crowe LLP for fiscal years 2020 and 2019 other than the fees reported above.

The Audit Committee, after consideration of the matter, does not believe the rendering of these services by Crowe LLP to be incompatible with maintaining Crowe LLP’s independence as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Crowe LLP and all such services provided in 2019 and 2020 were pre-approved. These services include audit and audit-related services, tax services, and other services. Crowe LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by Crowe LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis that the Audit Committee had not already specifically approved.

The Board recommends shareholders vote to ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 by voting “FOR” this proposal.

Michael L. Kubacki
Chairman of the Board of Directors

March 4, 2021
Warsaw, Indiana

LAKELAND FINANCIAL CORP.
ATTN: KRISTIN PRUITT
202 EAST CENTER STREET
PO  BOX 1387
WARSAW, IN 46581

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 12, 2021 for shares held directly and by 11:59 P.M. Eastern Time on April 8, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to  www.virtualshareholdermeeting.com/LKFN2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59
P.M. Eastern Time on April 12, 2021 for shares held directly and by 11:59 P.M. Eastern Time on April 8, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,   51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D30625-P49108-Z79059
KEEP THIS PORTION FOR YOUR RECORDS

__________________________________________________________________________________________________________________________________________________________________________________________________________________________________

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAKELAND FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR

the following:

1.  ELECTION OF DIRECTORS:

Nominees:		For	Withhold
1a.	Blake W. Augsburger	[ ]	[ ]
1b.	Robert E. Bartels, Jr.	[ ]	[ ]
1c.	Darrianne P. Christian	[ ]	[ ]
1d.	Daniel F. Evans, Jr.	[ ]	[ ]
1e.	David M. Findlay	[ ]	[ ]
1f.	Michael L. Kubacki	[ ]	[ ]
1g.	Emily E. Pichon	[ ]	[ ]
1h.	Steven D. Ross	[ ]	[ ]
1i.	Brian J. Smith	[ ]	[ ]
1j.	Bradley J. Toothaker	[ ]	[ ]
1k.	Ronald D. Truex	[ ]	[ ]
1l.	M. Scott Welch	[ ]	[ ]

    The Board of Directors recommends you vote FOR proposals 2 and 3.
	For	Against	Abstain
2. APPROVAL, by non-binding vote, of the Company's compensation of certain executive officers.	[ ]	[ ]	[ ]
3. RATIFY THE APPOINTMENT OF CROWE LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021.	[ ]	[ ]	[ ]

     NOTE: In accordance with their discretion upon all other matters that may properly come before said meeting and any adjournments or postponements of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

__________________________________________________________________________________________________________________________________________________________________________________________________________________________________

D30626-P49108-Z79059

PROXY
FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
LAKELAND  FINANCIAL  CORPORATION
TO BE HELD BY LIVE WEBCAST ON APRIL 13, 2021

The undersigned hereby appoints David M. Findlay and Michael L. Kubacki, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders, to be held by live webcast at 4:30 p.m., Eastern Time, at www.virtualshareholdermeeting.com/LKFN2021, on the 13th day of April, 2021, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged, as follows:

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side